Exhibit 10.3

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

RAYTHEON COMPANY,

RAYTHEON AIRCRAFT HOLDINGS, INC.,

RAYTHEON AIRCRAFT SERVICES LIMITED,

HAWKER BEECHCRAFT CORPORATION

AND

GREENBULB LIMITED

December 20, 2006

Exhibit A	—	Net Selected Assets
Exhibit B	—	Stabilized Contracts and Programs
Exhibit C	—	Account Balance Adjustments
Exhibit D	—	Commitment Letters
Exhibit E	—	Financial Statements
Exhibit F	—	2006 Forecast and 2007 Annual Operating Plan

Exhibit G	—	Hawker 4000 Plan
Exhibit H	—	RAC Severance Policy
Exhibit I	—	Retention Plan
Exhibit J-l	—	Administrative Services Agreement
Exhibit J-2	—	Asset Purchase Agreement
Exhibit J-3	—	Corporate Hills Lease
Exhibit J-4	—	Distribution Services Agreement
Exhibit J-5	—	IT Transition Services Agreement
Exhibit J-6	—	Letter Agreement
Exhibit J-7	—	Loan Servicing Agreement
Exhibit J-8	—	Master Services Agreement
Exhibit J-9	—	Parent IT Transition Services Agreement
Exhibit J-10	—	PP&P License Agreement
Exhibit J-l1	—	Software License Agreement
Exhibit J-l2	—	Transition Services Agreement

Annex I	—	Foreign Target Subsidiaries
Annex II-A	—	Obligations With Respect to Letters of Credit
Annex II-B	—	Residual Value Deficiency Guarantees
Annex II-C	—	Excluded Indebtedness
Annex III	—	Retention Arrangements
Annex IV	—	U.S. Target Subsidiaries
Annex V	—	Exceptions to Representations and Warranties of Parent and the Sellers Concerning the Transaction
Annex VI	—	Exceptions to Buyer’s Representations and Warranties Concerning the Transaction
Annex VII	—	Retained Real Property

Disclosure Schedule	—	Exceptions to Representations and Warranties Concerning the Target Companies and Target Subsidiaries

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 20, 2006, by and among Hawker Beechcraft Corporation, a Delaware corporation (“U.S. Buyer”), Greenbulb Limited, a company organized under the laws of England and Wales (“U.K. Buyer” and, collectively with U.S. Buyer, “Buyer”) Raytheon Company, a Delaware corporation (“Parent”), Raytheon Aircraft Holdings, Inc., a Delaware corporation (“RAHI”), and Raytheon Aircraft Services Limited, a company organized under the laws of England and Wales (“RASL” and, together with RAHI, the “Sellers”). Buyer, Parent and the Sellers are referred to collectively herein as the “Parties.”

Parent directly owns all of the outstanding capital stock of RAHI and indirectly owns all of the outstanding capital stock of RASL. RAHI directly owns all of the outstanding membership interests of Raytheon Aircraft Acquisition Company LLC, a Delaware limited liability company (“RAAC” and, together with RASL, the “Target Companies”).

This Agreement provides for a transaction in which Buyer will purchase from RAHI, and RAHI will sell to Buyer, all of the outstanding equity interests of RAAC. U.K. Buyer and RASL are also party to that certain Asset Purchase Agreement dated as of the date hereof (the “Asset Purchase Agreement”) attached hereto as Exhibit J-2.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Administrative Services Agreement” means the Administrative Services Agreement dated as of the Closing Date by and between Marshall Insurance Group, Ltd. and Travel Air Insurance Company substantially in the form attached hereto as Exhibit J-l.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affected Aircraft” has the meaning set forth in Section 6.5 (c) below.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar group (including any affiliated group within the meaning of Code §1504(a)) under federal, state, local or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Alternative Financing” has the meaning set forth in Section 5.6(a) below.

“Ancillary Agreements” means, collectively, the Asset Purchase Agreement, the Master Services Agreement, the Distribution Services Agreement, the Loan Servicing Agreement, the Transition Services Agreement, the Administrative Services Agreement, the Parent IT Transition Services Agreement, the IT Transition Services Agreement, the PP&P License Agreement, the Software License Agreement, the Letter Agreement and the Corporate Hills Lease.

“Anti-Bribery Laws” has the meaning set forth in Section 4.8(d) below.

“Asset Purchase Agreement” has the meaning set forth in the preface above.

“Assumed Employee Benefit Plan” means each Employee Benefit Plan sponsored by a Target Company or Target Subsidiary as of the Closing Date and set forth in Section 4.15 of the Disclosure Schedule.

“Audited Entities” means RAHI and substantially all of its subsidiaries and certain assets and liabilities of Parent, excluding the investment in Flight Options LLC and RACC’s commuter operations and their associated assets.

“Aviation Regulatory Authority” means the DOT, the FAA or any governmental entity or other governing body in a foreign country with jurisdiction to regulate the manufacturing of aircraft, the operations of air carriers, the certification of aircraft as airworthy, the repair, maintenance or alteration of aircraft, the training of individuals regarding the operation of aircraft, the supply and sale of aircraft parts, or any other aviation matter that is regulated by the FAA or DOT in the United States.

“Balance Sheet Date” means September 24, 2006.

“Business” means the assets, liabilities and operations of the business of the Target Companies and Target Subsidiaries, including the assets, liabilities and operations primarily related to the RAC brands currently and previously in production or development as of the Closing Date (for the avoidance of doubt, “Business” includes the RASL Assets being acquired by U.K. Buyer pursuant to the Asset Purchase Agreement); provided that in no event does the Business include the assets, liabilities and operations of RACC and its Subsidiaries, Raytheon Travel Air Company or Flight Options, LLC.

“Buyer” has the meaning set forth in the preface above.

“Buyer Entities” means, as of and from the Closing Date, Buyer and its Subsidiaries, including the Target Companies and Target Subsidiaries.

“Buyer Guarantees” has the meaning set forth in Section 5.9 below.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a) below.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning set forth in Section 2.3 below.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Closing Hawker 1000 Inventory” has the meaning set forth in Section 2.6(a) below.

“Closing Indebtedness” has the meaning set forth in Section 2.6(a) below.

“Closing Net Financing Receivables” has the meaning set forth in Section 2.6(a) below.

“Closing Net Selected Assets” has the meaning set forth in Section 2.6(a) below.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the United States Department of Treasury.

“Collective Bargaining Agreements” has the meaning set forth in Section 4.17 (a) below.

“Committed Debt Financing” has the meaning set forth in Section 3.2(g) below.

“Competing Business” has the meaning set forth in Section 6.4(b) below.

“Confidential Information” means any information concerning the business and affairs of any of the Parties that is not already generally available to the public.

“Confidentiality Agreements” has the meaning set forth in Section 5.4 below.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Corporate Hills Lease” means the Lease Agreement dated as of the Closing Date by and between U.S. Buyer and RAAS, as Tenant, for the Corporate Hills property substantially in the form attached hereto as Exhibit J-3.

“Debt Commitment Letters” has the meaning set forth in Section 3.2(g) below.

“Debt Financing” has the meaning set forth in Section 3.2(g) below.

“Disclosure Schedule” has the meaning set forth in Article IV below.

“Distribution Services Agreement” means the Distribution Services Agreement dated as of the Closing Date by and among RAAS, RACC, RAC, and RAPID substantially in the form attached hereto as Exhibit J-4.

“DOT” means the United States Department of Transportation, or any successor agency performing the duties thereof.

“DSS” means the Defense Security Service of the United States Department of Defense.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material plan, program, arrangement, practice or agreement providing for compensation, severance, termination pay, deferred compensation, retirement, pension, bonus awards, performance awards, retention or other change in control awards, incentive compensation, stock or stock-related awards or fringe benefits.

“Employee Leases” means a lease for a leasehold interest in real property entered into by Parent or its Subsidiaries (other than the Target Companies and Target Subsidiaries) for the benefit of an Employee of the Business.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employees of the Business” means all Persons employed on the Closing Date by any of the Target Companies or Target Subsidiaries.

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations and ordinances, all common law, and all judicial and administrative decisions, policies and directives having the force and effect of law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such requirements are enacted and in effect on or prior to the Closing Date.

“Equity Financing” has the meaning set forth in Section 3.2(g) below.

“Equity Financing Commitments” has the meaning set forth in Section 3.2(g) below.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Hawker 1000 Inventory” has the meaning set forth in Section 2.5(a) below.

“Estimated Indebtedness” has the meaning set forth in Section 2.5(a) below.

“Estimated Net Financing Receivables” has the meaning set forth in Section 2.5(a) below.

“Estimated Net Selected Assets” has the meaning set forth in Section 2.5(a) below.

“Existing Policies” has the meaning set forth in Section 6.7(b) below.

“Exon-Florio Amendment” means Section 721 of the Defense Production Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto or in consequence thereof.

“Export Control Laws” has the meaning set forth in Section 4.8(c) below.

“FAA” means the Federal Aviation Administration of the United States, or any successor agency performing the duties thereof.

“Facilities” has the meaning set forth in Section 4.16(c) below.

“FCPA” has the meaning set forth in Section 4.8(d) below.

“Final Closing Hawker 1000 Inventory” has the meaning set forth in Section 2.8(a) below.

“Final Closing Indebtedness” has the meaning set forth in Section 2.8(a) below.

“Final Closing Net Financing Receivables” has the meaning set forth in Section 2.8(a) below.

“Final Closing Net Selected Assets” has the meaning set forth in Section 2.8(a) below.

“Financial Statements” has the meaning set forth in Section 4.6(b) below.

“Financing” has the meaning set forth in Section 3.2(g).

“Financing Agreements” has the meaning set forth in Section 5.6(a).

“Financing Commitments” has the meaning set forth in Section 3.2(g) below.

“Financing Receivables” means any receivables (both current and long term) of the Business in relation to aircraft customer financing activities (including, but not limited to, receivables related to general aviation loans and dealer floor plan loans).

“Foreign Target Subsidiaries” means the Target Subsidiaries listed on Annex I attached hereto.

“Former Facilities” has the meaning set forth in Section 8.2(b) below.

“Forward Foreign Exchange Hedging Contracts” means all forward foreign exchange hedging contracts arranged by or entered into by any of the Target Companies or Target Subsidiaries.

“Funded Plan Contributions” has the meaning set forth in Section 9.7(a) below.

“Funded Plans” has the meaning set forth in Section 9.7(a) below.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Government Bid” means any offer to sell or provide services made by any of the Target Companies or Target Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any contract that is between any Target Company or Target Subsidiary and a U.S. Governmental Entity or is entered into by any Target Company or Target Subsidiary as a subcontractor (at any tier) in connection with a contract between another entity and a U.S. Governmental Entity.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Group Tax” means any U.S. federal, state or local, or non-U.S. Tax computed or imposed on an Affiliated Group basis for an Affiliated Group that includes (i) any Target Company or any Target Subsidiary together with (ii) Parent or any Subsidiary of Parent that is not a Target Company or Target Subsidiary, including any interest, penalty, or addition thereto, whether disputed or not.

“Group Tax Return” means any Tax Return relating to Group Taxes.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hawker 1000 Inventory” means the value of the Hawker 1000s held by the Business and included as a component of used aircraft inventory calculated by applying the principles, policies, practices, procedures and methods set forth in Exhibit C attached hereto.

“Hazardous Substances” means all pollutants and contaminants, and all toxic or hazardous or extremely hazardous substances, materials, wastes, compounds and chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (“ACM”), polychlorinated biphenyls (“PCBs”), radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated due to their toxic, hazardous, dangerous or deleterious properties by, or may now or in the future form the basis of liability under, any Environmental, Health, and Safety Requirements.

“Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses or breakage costs due upon prepayment of or payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of any Target Company or Target Subsidiary consisting of (i) indebtedness for borrowed money as evidenced by a note, bond, debenture or other debt security, (ii) obligations under leases required to be capitalized under GAAP, in each case, as of such date,

(iii) obligations with respect to any letters of credit other than as set forth on Annex II-A, (iv) Intercompany Payables, (v) to the extent that such indebtedness remains outstanding as of such date, the indebtedness included on Annex II-B calculated by applying the principles, policies, practices, procedures and methods set forth in section (F) of Exhibit C attached hereto and (vi) Indebtedness of another Person that is the same as that referred to in clause (i) above, guaranteed directly or indirectly, jointly or severally, by any Target Company or Target Subsidiary. For the avoidance of doubt, “Indebtedness” shall not include (x) indebtedness in connection with the industrial revenue bonds set forth on Section 7.1(j) of the Disclosure Schedule to the extent the note or instrument evidencing such industrial revenue bonds is an offsetting asset owned by the Target Companies or the Target Subsidiaries, (y) any amount included in the determination of Estimated Net Selected Assets or the Final Closing Net Selected Assets or (z) any indebtedness included on Annex II-C.

“Indemnified Party” has the meaning set forth in Section 8.4(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.4(a) below.

“Insurance Policies” has the meaning set forth in Section 4.18 below.

“Intellectual Property” means all patents, patent applications and any reissuances, continuations, divisions, extensions or reexaminations thereof; all trademarks, service marks, and trade names, all goodwill associated therewith and related registrations, applications and renewals; all copyrights and related registrations, applications and renewals; and all trade secrets, technology and know-how, software, maskworks, domain names, and all other confidential and proprietary business information.

“Intercompany Payables” means obligations owed by a Target Company or Target Subsidiary to Parent or any of its Affiliates.

“Intercompany Receivables” means obligations owed to a Target Company or Target Subsidiary by Parent or any of its Affiliates.

“IT Transition Services Agreement” means the Information Technology Transition Services Agreement dated as of the Closing Date by and between RAC and RAAS substantially in the form attached hereto as Exhibit J-5.

“Judgment” means any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination, in each case whether preliminary or final, of a Governmental Entity.

“Knowledge” means, with respect to Parent and the Sellers, the actual knowledge of any of the following: James Schuster, James Sanders, Brad Hatt, John Brauneis, Simon Caldecott, Tony Crawford, Randy Groom, Edgar R. (Randy) Nelson, James Smith, Brad Widmann, Sharad B. (Rich) Jiwanlal, Anthony F. O’Brien III, Charles Mueller, Richard A. Goglia, Wayne Wallace and, solely for purposes of Section 4.8(c), Kent Barnes, in each case without independent investigation.

“Law” means any statute, law (including common law), ordinance, rule, regulation, certification, representation, clause, provision, requirement or order of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used exclusively in the Business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of the Target Companies or Target Subsidiaries holds any Leased Real Property.

“Letter Agreement” means the letter agreement dated as of the Closing Date by and between Buyer and Parent substantially in the form attached hereto as Exhibit J-6.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, (c) liens securing obligations under the industrial revenue bonds set forth on Section 7.1(j) of the Disclosure Schedule, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

“Loan Servicing Agreement” means the Loan Servicing Agreement dated as of the Closing Date by and between RAFC and RACC substantially in the form attached hereto as Exhibit J-7.

“Marketing Period” has the meaning set forth in Section 5.6(c) below.

“Master Services Agreement” means the Master Services Agreement dated as of the Closing Date by and among RAAS, RACC, RAC, and RAS substantially in the form attached hereto as Exhibit J-8.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that is materially adverse to the business, results of operations or condition (financial or otherwise) of the Target Companies and the Target Subsidiaries, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, or conditions in the industries in which the Target Companies and the Target Subsidiaries operate, (2) the announcement of this Agreement and the transactions contemplated hereby or the performance of this Agreement and the transactions contemplated hereby, (3) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (4) the conditions of any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (5) changes in United States generally accepted accounting principles, (6) any increase in fuel prices or oil shortages, or (7) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity after the date hereof; except to the extent that any change, event, development or effect arising from or relating to any of items (1), (3), (4) or (5) above, adversely affects the Target Companies and Target Subsidiaries (taken as a whole) in a disproportionate manner compared to other companies engaged in business in the principal industries in which the Target Companies and the Target Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 4.12 below.

“Most Recent Balance Sheet” means the audited consolidated balance sheet of the Audited Entities as of September 24, 2006.

“Most Recent Financial Statements” has the meaning set forth in Section 4.6(b) below.

“NDA” has the meaning set forth in Section 6.10 below.

“Net Financing Receivables” means the Financing Receivables minus the reserve for Financing Receivables, calculated by applying the principles, policies, practices, procedures and methods set forth in Exhibit C attached hereto.

“Net Selected Assets” means, as of any date of determination, the net of those certain assets and liabilities of the Business included in the categories of assets and liabilities and line items set forth on Exhibit A attached hereto, which shall only include those categories and line items of assets and liabilities included in, and be in a form consistent with, the calculation of the Net Selected Assets set forth on Exhibit A attached hereto. The determination of the Net Selected Assets shall be made by applying the same principles, policies, practices, procedures and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, used in connection with the preparation of the Most Recent Balance Sheet.

“Neutral Accountant” has the meaning set forth in Section 2.8(a) below.

“New Debt Financing Commitments” has the meaning set forth in Section 5.6(a) below.

“NISPOM” has the meaning set forth in Section 5.10 below.

“Open Source Software” means computer software or firmware that is distributed under a license agreement (including but not limited to the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, and Eclipse Public License) that requires the licensee to (i) include the source code of such software or firmware with any distribution of such software or firmware, (ii) distribute any modifications of such software or firmware under such license agreement, and/or (iii) permit the licensee’s downstream licensees to modify such software or firmware.

“Ordinary Course of Business” means the ordinary course of business of the Target Companies and the Target Subsidiaries consistent with past custom and practice.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Target Companies or Target Subsidiaries.

“Parent” has the meaning set forth in the preface above.

“Parent Employee Benefit Plan” means each Employee Benefit Plan in which Employees of the Business participate that is not an Assumed Employee Benefit Plan.

“Parent IT Transition Services Agreement” means the Raytheon Company Information Technology Transition Services Agreement dated as of the Closing Date by and between Parent and RAC substantially in the form attached hereto as Exhibit J-9.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 4.8(b) below.

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property to the extent that they are (i) not delinquent as of the Closing Date or (ii) being contested in good faith by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) being contested in good faith by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Owned Real Property; (d) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the Business; and (e) liens for financing secured by such Owned Real Property as described on Section 4.10(a) of the Disclosure Schedules.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion beginning immediately after the Closing Date of any taxable period that includes but does not end on the Closing Date.

“PP&P License Agreement” means the Raytheon Company Policies, Procedures and Practices License Agreement dated as of the Closing Date by and between Parent and RAC substantially in the form attached hereto as Exhibit J-10.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion ending on (and including) the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Preliminary Purchase Price” has the meaning set forth in Section 2.2 below.

“Products” means all turbojet, turboprop and piston aircraft products designed and/or manufactured by RAC prior to or as of the Closing Date, including all parts and components of the foregoing manufactured or licensed by RAC.

“Purchase Price” has the meaning set forth in Section 2.9(d) below.

“RAAC” has the meaning set forth in the preface above.

“RAAS” means Raytheon Airline Aviation Services, LLC.

“RAC” means Raytheon Aircraft Company.

“RAC Severance Policy” has the meaning set forth in Section 9.4 below.

“RACC” means Raytheon Aircraft Credit Corporation.

“RACM” means Raytheon Aircraft Charter & Management, Inc.

“RAFC” means Raytheon Aircraft Financing Corporation.

“RAPID” means Raytheon Aircraft Parts Inventory and Distribution Company, LLC.

“RAS” means Raytheon Aircraft Services, Inc.

“RASL” has the meaning set forth in the preface above.

“RASL Assets” means the assets and liabilities of RASL transferred and assigned to U.K. Buyer as further described in the Asset Purchase Agreement.

“Raytheon Marks” has the meaning set forth in Section 6.5(a) below.

“Reference Rate” means the rate per annum equal to the “Prime Rate” as published in The Wall Street Journal, Eastern Edition.

“Regulated Aviation Operations” means the Sellers’ business operations that are regulated pursuant to the Federal Aviation Regulations Part 21 (14 C.F.R. pt. 21), Part 135 (14 C.F.R. pt. 135), Part 142 (14 C.F.R. pt. 142), Part 145 (14 C.F.R. pt. 145), and any associated amendments, notices, orders and circulars, as well as Sellers’ business operations that are regulated pursuant to the DOT’s rules and regulations governing certificated air carriers. This also includes all of Sellers’ similar international business operations that would be governed by a foreign Aviation Regulatory Authority pursuant to its applicable implementing rules and regulations.

“Remedies Exception” has the meaning set forth in Section 3.(b) below.

“Required Information” has the meaning set forth in Section 5.6(b) below.

“Retained Insurance Liabilities” means any liabilities of any of the Target Companies and Target Subsidiaries to the extent insured by Marshall Insurance Group, Ltd. through the Closing Date.

“Retained Liabilities” means (a) the Retained Insurance Liabilities, (b) Tax liabilities of the Target Companies and Target Subsidiaries for which Parent is responsible pursuant to Section 10.2. (c) except as otherwise expressly set forth in this Agreement or in the Ancillary Agreements or with respect to the Assumed Employee Benefit Plans, liabilities arising directly or indirectly out of Parent Employee Benefit Plans or any other Employee Benefit Plan to which Parent, Sellers or any of their Affiliates, or a Target Company or Target Subsidiary has or may have any liability, (d) liabilities arising out of or relating to the Retained Real Property, (e) liabilities arising out of the Retention Agreements and (f) liabilities arising out of actual or alleged personal injury or property damage arising from the exposure to any asbestos containing materials manufactured, used, distributed, or sold on or prior to the Closing by the Target Companies or the Target Subsidiaries or any of their predecessors in interest.

“Retained Real Property” means the parcels of real estate set forth and described on Annex VII attached hereto.

“Retention Arrangements” means those certain agreements listed on Annex III attached hereto between Employees of the Business and Parent or one of the Target Companies or Target Subsidiaries.

“Retention Plan” has the meaning set forth in Section 9.2 below.

“SEC” means the United States Securities and Exchange Commission, or any successor agency performing the duties thereof.

“Section 338 Election Forms” has the meaning set forth in Section 10.7 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Controlled Environmental Matter” has the meaning set forth in Section 8.5(a) below.

“Seller Guarantees” means all guarantees, surety bonds, covenants, indemnities, letters of credit and similar credit assurances provided by Parent or any of its Affiliates (other than the Target Companies and Target Subsidiaries) that relate exclusively or primarily to the Business, including without limitation such guarantees with respect to the Forward Foreign Exchange Hedging Contracts.

“Sellers” has the meaning set forth in the preface above.

“Significant Customers” has the meaning set forth in Section 4.21 below.

“Significant Suppliers” has the meaning set forth in Section 4.21 below.

“Software License Agreement” means the Raytheon Company Software License Agreement dated as of the Closing Date by and between Parent and RAC substantially in the form attached hereto as Exhibit J-ll.

“Statement of Closing Net Selected Assets and Other Items” has the meaning set forth in Section 2.6(a) below.

“Statement of Disagreements” has the meaning set forth in Section 2.8(a) below.

“Statement of Estimated Net Selected Assets” has the meaning set forth in Section 2.5(a) below.

“Statement of Other Estimated Items” has the meaning set forth in Section 2.5(a) below.

“Straddle Tax Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the tune owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Business” has the meaning set forth in Section 6.4(b) below.

“Target Companies” has the meaning set forth in the preface above.

“Target Interests” means the equity interests of RAAC.

“Target Net Selected Assets” means the amount of $756,500,000, which has been agreed upon by the Parties as reasonable.

“Target Subsidiary” means any Subsidiary of a Target Company.

“Tax” or “Taxes” means any U.S. federal, state or local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, escheat, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not, and shall include any liabilities for Taxes of any other Person by contract, as a transferee or successor to another Person, under U.S. Treas. Reg. Section 1.1502-6 or any analogous provisions of state, local or foreign law, or otherwise.

“Tax Proceeding” has the meaning set forth in Section 10.4 below.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, Person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.

“Termination Date” means, subject to Section 11.1(f) below, April 30, 2007; provided that if the condition in Section 7.1(e) below shall not have been satisfied on or prior to such date, then the Termination Date shall be extended by sixty (60) days. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Termination Date be extended to a date ending after June 30, 2007 for any reason.

“Termination Fee” has the meaning set forth in Section 11.3 below.

“Third-Party Claim” has the meaning set forth in Section 8.4(a) below.

“Third-Party Event” has the meaning set forth in Section 2.5(c) below.

“338(h)(10) Election” has the meaning set forth in Section 10.7 below.

“Transfer Taxes” has the meaning set forth in Section 10.10 below.

“Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date by and between Parent and Buyer substantially in the form attached hereto as Exhibit J-12.

“U.K. Buyer” has the meaning set forth in the preface above.

“Unresolved Disagreements” has the meaning set forth in Section 2.8(a) below.

“U.S. Buyer” has the meaning set forth in the preface above.

“U.S. Government” means the United States Federal Government.

“U.S. Governmental Entity” means any Governmental Entity of the U.S. Government.

“U.S. Target Subsidiaries” means the Target Subsidiaries listed on Annex IV attached hereto.

“WARN Act” has the meaning set forth in Section 4.17(a) below.

ARTICLE II

PURCHASE AND SALE OF THE TARGET INTERESTS

Section 2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, for the consideration specified below in this Article II. U.S. Buyer agrees to purchase from RAHI, and RAHI agrees to sell to U.S. Buyer, all of the Target Interests. On and subject to the terms and conditions of the Asset Purchase Agreement, for the consideration specified below in this Article II, U.K. Buyer agrees to purchase from RASL, and RASL agrees to sell to U.K. Buyer, the RASL Assets.

Section 2.2 Preliminary Purchase Price. U.S. Buyer and U.K. Buyer agree to pay to RAHI and RASL at the Closing $3,318,246,371 in the aggregate as consideration for the equity interests of RAAC and the RASL Assets acquired pursuant to the Asset Purchase Agreement, subject to adjustment as set forth below in Sections 2.9(a) and 5.9 (such amount, the “Preliminary Purchase Price”), by delivery of cash payable by wire transfer or delivery of other immediately available funds. The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth below in Section 2.9(b). The portion of the aggregate amount to be paid by U.S. Buyer to RAHI and the portion of the aggregate amount to be paid by U.K. Buyer to RASL shall be reasonably set forth by Buyer and consented to by Parent, such consent not to be unreasonably withheld or delayed. Buyer shall provide such allocation to Parent not later than forty-five (45) days after the date of this Agreement, and Parent shall be deemed to consent to such allocation if Parent does not object within ten (10) days after receipt of such allocation.

Section 2.3 The Closing. The closing of the transactions contemplated by this Agreement and the Asset Purchase Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Parent may mutually determine, provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII as of any date, the Parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period (as defined in Section 5.6(c)) specified by Buyer on no less than five (5) business days’ notice to Parent and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII as of the date determined pursuant to this proviso, other than conditions with respect to actions the respective Parties will take at the Closing itself);

and provided further, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, this Agreement may be terminated pursuant to and in accordance with Section 11.1 hereof such that the Parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination. The date of the Closing is referred to as the “Closing Date.”

Section 2.4 Deliveries at Closing. At the Closing, (i) Parent and the Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) Buyer will deliver to Parent and the Sellers the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) Parent and the Sellers shall execute, acknowledge (if appropriate), and deliver to Buyer such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request (including such instruments contemplated by the Asset Purchase Agreement), (iv) Parent and the Sellers shall deliver to Buyer, to the extent requested by Buyer at least three (3) business days prior to the Closing Date, the written resignation of each member of the board of directors, board of managers or equivalent governing body, as applicable, of RAAC and each of the Target Subsidiaries, (v) Buyer will execute, acknowledge (if appropriate), and deliver to Parent and the Sellers such other instruments of assumption as Parent, the Sellers and their counsel may reasonably request (including such instruments contemplated by the Asset Purchase Agreement), (vi) U.S. Buyer will deliver to RAHI the consideration determined in the manner set forth in Section 2.2 above, (vii) U.K. Buyer will deliver to RASL the consideration determined in the manner set forth in Section 2.2 above, (viii) RAHI will deliver to U.S. Buyer certificates representing all of the Target Interests (to the extent certificated), endorsed in blank or accompanied by duly executed assignment documents and (ix) Buyer will deliver to Parent the consideration referred to in Section 6.13 below. At the Closing, U.K. Buyer and RASL shall consummate the transactions contemplated by the Asset Purchase Agreement.

Section 2.5 Estimated Net Selected Assets.

(a) At least twelve (12) business days before the Closing Date or as soon as reasonably practicable following notice to Parent from Buyer of an earlier Closing Date pursuant to Section 2.3(a) above, Parent will cause to be prepared and delivered to Buyer (i) the statement of Estimated Net Selected Assets (the “Statement of Estimated Net Selected Assets”) and (ii) a statement setting forth Estimated Indebtedness, the Estimated Hawker 1000 Inventory and the Estimated Net Financing Receivables (the “Statement of Other Estimated Items”). The Statement of Estimated Net Selected Assets will be prepared in accordance with the provisions of this Section 2.5 and the definition of Net Selected Assets. “Estimated Net Selected Assets” means Parent’s good faith estimate of the Net Selected Assets as of the opening of business on the Closing Date (less the amount of cash balances in the bank accounts of the Target Companies and Target Subsidiaries as shown on the closing bank statements of the day prior to the Closing Date, which shall be distributed to Parent on the Closing Date). “Estimated Indebtedness” means Parent’s good faith estimate of the Indebtedness of the Target Companies and the Target Subsidiaries as of the opening of business on the Closing Date after giving effect to the satisfaction or repayment of any Indebtedness to be satisfied or repaid on or prior to the Closing Date by or on behalf of Parent or the Sellers. “Estimated Hawker 1000 Inventory” means Parent’s good faith estimate of the Hawker 1000 Inventory as of the opening of business on the Closing Date. “Estimated Net Financing Receivables” means Parent’s good faith estimate of the Net Financing Receivables as of the opening of business on the Closing Date.

(b) Any differences between the Target Net Selected Assets and the Estimated Net Selected Assets and between the Estimated Net Selected Assets and the Final Closing Net Selected Assets (as defined below), as the case may be, shall not reflect any of the following items: (i) the effect of any changes to estimates or reserves from the amounts in the Most Recent Balance Sheet, (ii) for those contracts or programs listed in Exhibit B attached hereto, any changes in or adjustments to the estimates at completion included in the Most Recent Balance Sheet, and (iii) any changes in any of the items included in Net Selected Assets between the Balance Sheet Date and the opening of business on the Closing Date. For the avoidance of doubt, all estimates at completion, contract profit rates, accounts requiring management estimates and loss or other reserves associated with contracts in process listed in Exhibit B attached hereto used in the preparation of the Most Recent Balance Sheet shall be the same in the Statement of Estimated Net Selected Assets and in the Statement of Closing Net Selected Assets (as defined below), and any associated impacts on any other accounts that change based on a change in such estimates at completion, contract profit rates, management estimates and loss or other reserves shall be ignored. Notwithstanding the foregoing, the following items and changes shall be taken into account in preparing the Statement of Estimated Net Selected Assets and the Statement of Closing Net Selected Assets, and such items shall be the only items taken into account for such purpose: (w) all amounts of any accrual or reserve account shall be reduced for any cash payments with respect to such accrual or reserve account after the Balance Sheet Date; (x) for those contracts or programs listed in Exhibit B attached hereto, estimates at completion, contract profit rates and loss and other reserves associated with contracts in process used in preparation of the Most Recent Balance Sheet may be revised from the amount used in such preparation for, and only for, the occurrence of a Third-Party Event, and only to the extent of the impact of that Third-Party Event as would be required under GAAP; (y) certain account balance adjustments identified in, and in the manner provided for on, Exhibit C attached hereto; and (z) changes to the balances comprising the Net Selected Assets other than those in clauses (i) and (ii) of the first sentence of this paragraph and clauses (w), (x) and (y) of this sentence to the extent, and only to the extent, that the changes reflect changes resulting from the operations of the Business, such as, but not limited to, the sale of inventory, the collection of receivables and the payment of payables, between the Balance Sheet Date and the opening of business on the Closing Date.

(c) A “Third-Party Event” is an event that (i) occurs between the close of business on the Balance Sheet Date and the opening of business on the Closing Date, (ii) is communicated to Parent, Target Company or Target Subsidiary on or prior to the date thirty (30) days after the Closing Date, from a source outside the personnel, premises and operations of the Target Companies and Target Subsidiaries, and (iii) states a claim or provides notice of a condition, the financial statement effect of which is probable of occurrence and reasonably stated or estimable, and would therefore require, under GAAP, the revision, upward or downward, of a contract reserve or estimate at completion in the absence of the other provisions of this Section 2.5. For the purposes of the previous sentence only, “communicated” shall mean the receipt by Parent, Target Company or Target Subsidiary of a written notice from a third-party customer, subcontractor or vendor or a Governmental Entity. The intent of Buyer and Parent with regard to the methodologies described above is to prohibit an adjustment to the Preliminary Purchase Price with respect to changes in estimates at completion, levels of reserves and/or views of risks, opportunities or judgments with respect to agreements existing as of the Balance Sheet Date, except upon the occurrence of a Third-Party Event.

Section 2.6 Closing Net Selected Assets.

(a) As promptly as practicable, but no later than ninety (90) days, after the Closing Date, Parent will cause to be prepared and delivered to Buyer a statement setting forth Closing Net Selected Assets, Closing Indebtedness, Closing Hawker 1000 Inventory and Closing Net Financing Receivables (the “Statement of Closing Net Selected Assets and Other Items”). The Statement of Closing Net Selected Assets and Other Items will be prepared in accordance with the provisions of Section 2.5 and Exhibit A attached hereto. “Closing Net Selected Assets” means the Net Selected Assets as of the opening of business on the Closing Date (less the amount of cash balances in the bank accounts of the Target Companies and Target Subsidiaries as shown on the closing bank statements of the day prior to the Closing Date, which shall be distributed to Parent on the Closing Date). “Closing Indebtedness” means the Indebtedness of the Target Companies and the Target Subsidiaries as of the opening of business on the Closing Date after giving effect to the satisfaction or repayment of any Indebtedness to be satisfied or repaid on or prior to the Closing Date by or on behalf of Parent or the Sellers. “Closing Hawker 1000 Inventory” means the Hawker 1000 Inventory as of the opening of business on the Closing Date. “Closing Net Financing Receivables” means the Net Financing Receivables as of the opening of business on the Closing Date.

(b) If Buyer disagrees with Parent’s calculation of the Closing Net Selected Assets, Closing Indebtedness, Closing Hawker 1000 Inventory and/or Closing Net Financing Receivables delivered pursuant to Section 2.6(a), Buyer may, within sixty (60) days after delivery of the Statement of Closing Net Selected Assets and Other Items, deliver a notice to Parent disagreeing with any such calculation and setting forth Buyer’s calculation of such amount. Any such notice of disagreement shall describe in reasonable detail the specific nature and amount of each disagreement and shall state in reasonable detail all bases upon which Buyer believes the Statement of Closing Net Selected Assets and Other Items is not in conformity with the requirements of Section 2.5. Buyer shall be deemed to have agreed with all other items and amounts contained in the Statement of Closing Net Selected Assets and Other Items delivered pursuant to Section 2.6(a) which are not specifically stated as a disagreement in the notice to Parent of any disagreements. If Buyer shall fail to give Parent such notice of disagreement within such sixty (60) day period, Buyer shall be deemed to have agreed with Parent as to the Statement of Closing Net Selected Assets and Other Items. Any disagreements contained in a notice of disagreements delivered by Buyer to Parent pursuant to this Section 2.6(b) shall be resolved pursuant to Section 2.8 below through a single integrated process.

Section 2.7 [Intentionally Omitted].

Section 2.8 Resolution of Disagreements.

(a) If any notice of disagreement shall be duly and timely delivered pursuant to Section 2.6(b) above, Buyer and Parent shall, from the time of such delivery until the thirtieth (30th) day following the delivery of the Statement of Closing Net Selected Assets and Other

Items pursuant to Section 2.6(a) above, make good faith efforts to reach agreement on the disputed items or amounts on the Statement of Closing Net Selected Assets and Other Items. If, during such period, Buyer and Parent are unable to reach agreement with respect to any such disagreement(s), they shall within ten (10) business days after the end of such period (A) jointly prepare and sign a statement (the “Statement of Disagreements”) setting forth (1) those disagreements (if any) that Buyer and Parent have resolved and the resolution of such disagreements and (2) those disagreements that Buyer and Parent did not resolve (the “Unresolved Disagreements”) and (B) engage a partner of an independent nationally recognized accounting firm mutually selected by Buyer and Parent (the “Neutral Accountant”) to promptly commence a review of this Agreement and the Unresolved Disagreements for the purpose of making a determination with respect to the Unresolved Disagreements in accordance with the applicable provisions of Section 2.6(a). In making any such determinations, the Neutral Accountant shall consider only the Unresolved Disagreements. In resolving the Unresolved Disagreements, the Neutral Accountant shall accept each of the amounts set forth on the Statement of Closing Net Selected Assets and Other Items, unless Buyer demonstrates that such amounts are contrary to the applicable requirements of the Statement of Closing Net Selected Assets and Other Items set forth in Section 2.6. In the event Buyer is able to so demonstrate, the Neutral Accountant’s resolution of each of the Unresolved Disagreements shall consist of the determination of appropriate amounts for each Statement of Closing Net Selected Assets and Other Items item that is the subject of the Unresolved Disagreements, which amounts shall be equal to one of, or between, the amounts proposed by Parent in the Statement of Closing Net Selected Assets and Other Items, and by Buyer in its notice of disagreements. To the extent that it is determined by the Parties or by the Neutral Accountant in accordance with this Section 2.8(a) that the Statement of Closing Net Selected Assets and Other Items required a reclassification of an account balance (or a portion thereof) from the reclassification of such balance in the Most Recent Balance Sheet in order for the Statement of Closing Net Selected Assets and Other Items to be prepared in accordance with the terms of this Agreement, the Target Net Selected Assets (as defined below) shall also be adjusted with respect to the amount of the related misclassification in the Most Recent Balance Sheet. The Neutral Accountant shall deliver to Buyer and Parent, as promptly as practicable, a report setting forth his or her determination(s), including a brief discussion of the basis of the determination for each Unresolved Disagreement. Any such report shall be final and binding upon the Parties. The Closing Net Selected Assets, Closing Indebtedness, Closing Hawker 1000 Inventory and Closing Net Receivables set forth in the Statement of Closing Net Selected Assets and Other Items, either as agreed to by Parent and Buyer if such statement is not referred to the Neutral Accountant or as adjusted to include the final determinations by the Neutral Accountant, shall be the “Final Closing Net Selected Assets”, the “Final Closing Indebtedness”, the “Final Closing Hawker 1000 Inventory” and the “Final Net Financing Receivables”.

(b) The cost of any such review by and report of the Neutral Accountant shall be borne by the Party whose position with respect to the calculations in the Statement of Disagreements bears the greatest difference from the final position of the Neutral Accountant.

(c) The Parties agree that they will, and agree to cause the Target Companies and Target Subsidiaries to, cooperate and assist in the preparation of the Statement of Closing Net Selected Assets and Other Items, the calculation of the Closing Net Selected Assets, Closing Indebtedness, Closing Hawker 1000 Inventory and Closing Net Financing Receivables and in the

conduct of the reviews and through the determinations identified by Section 2.8(a), including the making available, and causing their respective independent accountants to make available, to each other (and their representatives) and to the Neutral Accountant books, records, work papers and personnel.

Section 2.9 Adjustment To Purchase Price.

(a) At the Closing, subject to Section 2.9(c), the Preliminary Purchase Price shall be (i)(x) reduced by the amount, if any, by which the Target Net Selected Assets exceeds the Estimated Net Selected Assets or (y) increased by the amount, if any, by which the Estimated Net Selected Assets exceeds the Target Net Selected Assets, (ii) reduced by the amount, if any, of the Estimated Indebtedness, (iii)(x) reduced by the amount, if any, by which the Estimated Hawker 1000 Inventory is less than $133,000,000 or (y) increased by the amount, if any, by which the Estimated Hawker 1000 Inventory exceeds $133,000,000 and (iv)(x) reduced by the amount, if any, by which the Estimated Net Financing Receivables is less than $70,000,000 or (y) increased by the amount, if any, by which the Estimated Net Financing Receivables exceeds $70,000,000.

(b) After the Closing Date and in accordance with the procedures in Section 2.6, and Section 2.8, subject to Section 2.9(c), the Preliminary Purchase Price shall be (i)(A) reduced by the amount, if any, by which the Estimated Net Selected Assets exceeds the Final Closing Net Selected Assets or (B) increased by the amount, if any, by which the Final Closing Net Selected Assets exceeds the Estimated Net Selected Assets, (ii)(A) reduced by the amount, if any, by which the Final Closing Indebtedness exceeds the Estimated Indebtedness or (B) increased by the amount, if any, by which the Estimated Indebtedness exceeds the Final Closing Indebtedness, (iii)(A) reduced by the amount, if any, by which the Estimated Hawker 1000 Inventory exceeds the Final Closing Hawker 1000 Inventory or (B) increased by the amount, if any, by which the Final Closing Hawker 1000 Inventory exceeds the Estimated Hawker 1000 Inventory and (iv)(A) reduced by the amount, if any, by which the Estimated Net Financing Receivables exceeds the Final Closing Net Financing Receivables or (B) increased by the amount, if any, by which the Final Closing Net Financing Receivables exceeds the Estimated Net Financing Receivables.

(c) The Preliminary Purchase Price will not be increased or decreased by more than $140,000,000 in the aggregate pursuant to Sections 2.9(a)(i) and 2.9(b)(i), taken together.

(d) Any payment made pursuant to Section 2.9(b) shall be made in cash within ten (10) business days after such calculation has been determined either by delivery by Parent to Buyer, in the case of a reduction to the Preliminary Purchase Price, or by Buyer to Parent, in the case of an increase in the Preliminary Purchase Price, in immediately available funds by wire transfer to an account of the other Party or by causing such payment to be credited to such account of such other Party as may be designated by such other Party. Any amount payable shall bear interest from and including the Closing Date to but excluding the actual date of payment at the Reference Rate, compounded quarterly. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. The Preliminary Purchase Price as so adjusted and as adjusted pursuant to Section 9.7(a) is referred to herein as the “Purchase Price”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Section 3.1 Representations and Warranties of Parent and the Sellers. Parent and the Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 3.1 are correct and complete, except that each such statement is qualified by and subject to the disclosures in Annex V attached hereto.

(a) Organization of Parent and the Sellers. Parent and each Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation) (or of similar status to the extent such status exists with respect to RASL).

(b) Authorization of Transaction. Parent and each of its Subsidiaries has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements constitute the valid and legally binding obligation of Parent and its Subsidiaries party thereto, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law) (the “Remedies Exception”). Neither Parent nor any of its Subsidiaries need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, except pursuant to the Hart-Scott-Rodino Act and for the necessary filings in the European Union and except where the failure to give notice, to file or to obtain any authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and all other agreements contemplated hereby and thereby have been duly authorized by Parent and its Subsidiaries party thereto.

(c) Non-contravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements to which Parent or any of its Subsidiaries is a party, nor the consummation of the transactions contemplated hereby or thereby, will (A) conflict with or violate the certificate of incorporation or bylaws (or comparable organization documents) of such Person, (B) assuming Parent and the Sellers have obtained all approvals contemplated by Section 3.1(b) and Annex V, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Parent or any of its Subsidiaries is subject or any provision of its charter, bylaws, or other governing documents, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, other than, in the case of clauses (B) and (C), any such conflicts, violations or breaches which would not reasonably be expected to have a Material Adverse Effect.

(d) Brokers’ Fees. Except for Credit Suisse Securities (USA) LLC, whose fees and commissions will be paid by Parent, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

(e) Target Interests: Capital Stock of the Target Companies and Target Subsidiaries. All of the Target Interests are held of record and owned beneficially by RAHI free and clear of any Liens. Neither Parent nor any of its Subsidiaries is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Parent or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity interests of the Target Companies or Target Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock or other equity interests of the Target Companies or Target Subsidiaries. RASL does not own, directly or indirectly, any capital stock of, or other equity interests in, any Person.

Section 3.2 Buyer’s Representations and Warranties. The U.S. Buyer and U.K. Buyer jointly and severally represent and warrant to Parent and the Sellers that the statements contained in this Section 3.2 are correct and complete, except that each such statement is qualified by and subject to the disclosures in Annex VI attached hereto.

(a) Organization of Buyer. Each of U.S. Buyer and U.K. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction. Buyer and each of its Subsidiaries has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements constitutes the valid and legally binding obligation of the U.S. Buyer and U.K. Buyer and their Subsidiaries party thereto, enforceable in accordance with its terms and conditions, subject to the Remedies Exception. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, except pursuant to the Hart-Scott-Rodino Act and for the necessary filings in the European Union and except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not reasonably be expected to have a material adverse effect on U.S. Buyer or U.K. Buyer. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and all other agreements contemplated hereby and thereby have been duly authorized by U.S. Buyer, U.K. Buyer and their Subsidiaries party thereto.

(c) Non-contravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will (A) conflict with or violate the certificate of incorporation or bylaws (or comparable organization documents) of U.S. Buyer or U.K. Buyer, (B) assuming Buyer has obtained all approvals contemplated by Section 3.2(b) and Annex VI, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which U.S. Buyer, U.K. Buyer or any of their Subsidiaries is subject or any provision of its charter, bylaws, or other governing documents, or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which U.S. Buyer, U.K. Buyer or any of their Subsidiaries is a party or by which it is bound or to which any of its assets is subject, other than, in the case of clauses (B) or (C), any such conflicts, violations or breaches which would not reasonably be expected to have a material adverse effect on U.S. Buyer or U.K. Buyer.

(d) Brokers’ Fees. Except for Goldman, Sachs & Co., whose fees and commissions, if any, will be paid by Buyer, Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

(e) Investment. U.S. Buyer is not acquiring the Target Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Availability of Funds. True and complete copies of the commitment debt letters from the Persons listed on Section 3.2(f)(i) of Annex VI other than the fee letters relating thereto (the “Debt Commitment Letters”) pursuant to which the financing parties thereto have agreed to lend the amounts set forth therein (the “Committed Debt Financing” and, together with the private placement of the debt securities under Rule 144A of the Securities Act contemplated thereby and the engagement letters referred to therein, the “Debt Financing”) and the equity commitment letters from the Persons listed on Section 3.2(f)(ii) of Annex VI (the “Equity Financing Commitments” and together with the Debt Commitment Letters, the “Financing Commitments”) pursuant to which such Persons have committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”) are attached hereto as Exhibit D. Prior to the date of this Agreement (x) none of the Financing Commitments has been amended or modified and (y) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date of this Agreement, each of the Financing Commitments is legal, valid, in full force and effect and enforceable against Buyer and, to Buyer’s knowledge, the other parties thereto. Other than as set forth in the Financing Commitments, as of the date of this Agreement, there are (i) no conditions precedent to the respective obligations of the sponsors specified in the Equity Commitment Letters to fund the full amount of the Equity Financing; (ii) no conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letters to fund the full amount of the Committed Debt Financing; and (iii) no contingencies under any agreements, side letters or other arrangements related to the funding of the full amount of the Financing. As of the date of this Agreement, (A) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitments and (B) Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied in a timely manner or that the Financing will not be available to Buyer on the Closing Date. Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. Assuming that the parties to the Debt Commitment Letters (other than Buyer) perform their obligations thereunder in accordance with their terms, Buyer will have at Closing sufficient cash available to enable it to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET

COMPANIES AND TARGET SUBSIDIARIES

Parent and the Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are correct and complete, except that each such statement is qualified by and subject to the disclosure in the corresponding section of the disclosure schedule (or any other section to which the relevance of such item is reasonably apparent) delivered by Parent to Buyer on the date hereof (the “Disclosure Schedule”).

Section 4.1 Organization, Qualification, and Corporate Power. Each of the Target Companies and Target Subsidiaries is a corporation or other entity duly organized, validly existing, and, to the extent applicable in such jurisdiction, in good standing under the laws of the jurisdiction of their incorporation or formation. Each of the Target Companies and Target Subsidiaries is duly authorized to conduct business and is in good standing (or of similar status to the extent such status exists with respect to RASL and the Foreign Target Subsidiaries) under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect. Each of the Target Companies and Target Subsidiaries has full power and authority (including full corporate or other entity power and authority) to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the directors and officers of each of the Target Companies and Target Subsidiaries.

Section 4.2 Capitalization.

(a) Section 4.2 of the Disclosure Schedule sets forth for each of the Target Companies (A) its name and jurisdiction of incorporation, (B) the number of authorized shares or other equity interests for each class of its capital stock or other equity interests, (C) the number of issued and outstanding shares or other equity interests of each class of its capital stock or other equity interests, the names of the holders thereof, and the number of shares or other equity interests held by each such holder, and (D) the number of shares of its capital stock or other equity interests held in treasury and similar information, to the extent applicable to RASL.

(b) All of the issued and outstanding Target Interests have been duly authorized, are validly issued and are held of record by RAHI as set forth in Section 4.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require RAAC to issue, sell, or otherwise cause to become outstanding any of its equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of RAAC.

Section 4.3 Non-contravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate (A) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which any of the Target Companies or Target Subsidiaries is subject or (B) any provision of the charter or bylaws, or other governing documents, of any of the Target Companies or Target Subsidiaries, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target Companies or Target Subsidiaries is a party or by which any of them are bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of their assets), or (iii) result in the imposition or creation of a Lien upon or with respect to the Target Interests or any of the assets of the Target Companies or Target Subsidiaries, except, in the case of clauses (i)(A) and (ii), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not reasonably be expected to have a Material Adverse Effect. None of the Sellers nor any of the Target Companies or Target Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, except pursuant to the Hart-Scott-Rodino Act and for the necessary filings in the European Union and except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Title to Tangible Assets. Except with respect to Real Property, which is addressed in Section 4.10, and Intellectual Property, which is addressed in Section 4.1.1, the Target Companies and Target Subsidiaries have good title to, or a valid license to or leasehold interest in, the material tangible assets used or held for use in conduct of the Business, free and clear of all Liens other than Permitted Encumbrances.

Section 4.5 Subsidiaries. Section 4.5 of the Disclosure Schedule sets forth for each Target Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares or other equity interests for each class of its capital stock or other equity interests, (iii) the number of issued and outstanding shares or other equity interests of each class of its capital stock or other equity interests, the names of the holders thereof and the number of shares or other equity interests held by each such holder, and (iv) the number of shares of its capital stock or other equity interests held in treasury and similar information, adjusted as appropriate, for the Foreign Target Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of each Target Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable (to the extent such status is applicable or of similar status, to the extent such status exists, with respect to each Foreign Target Subsidiary) and are held of record and owned beneficially by a Target Company or another Target Subsidiary free and clear of all Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Target Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Target Subsidiary. None of the Target Companies nor any of the Target Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

Section 4.6 SEC Reports: Financial Statements.

(a) None of the reports, schedules, forms, statements and other documents filed by Parent or any of its Subsidiaries since January 1, 2003 with the SEC when filed contained any untrue statement of a material fact with respect to the Business or omitted to state a material fact with respect to the Business required to be stated therein or necessary to make the statements regarding the Business therein, in light of the circumstances under which they were made, not misleading, except to the extent addressed by a subsequent amendment to any such report, schedule, form, statement or other document filed by Parent or any of its Subsidiaries prior to the date hereof.

(b) Attached hereto as Exhibit E are the following financial statements (collectively the “Financial Statements”): audited consolidated balance sheets and audited consolidated statements of operations, of invested equity and of cash flows as of and for the fiscal years ended December 31, 2004 and December 31, 2005 of the Audited Entities, the Most Recent Balance Sheet, and audited consolidated statements of operations, of invested equity and of cash flows for the nine months ended September 24, 2006 of the Audited Entities (together with the Most Recent Balance Sheet, the “Most Recent Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Audited Entities as of the dates and for the periods indicated.

(c) Except as set forth in Section 4.6(c) of the Disclosure Schedule and for the liabilities and obligations (i) for which reserves have been recorded on the Most Recent Balance Sheet, or which are reflected in the footnotes thereto and for which reserves are not required under GAAP, or (ii) incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet which do not, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Target Companies or Target Subsidiaries have incurred any liabilities or obligations, whether absolute or contingent, matured or unmatured, or otherwise.

Section 4.7 Events Subsequent to the Balance Sheet Date. Since the Balance Sheet Date, the Target Companies and the Target Subsidiaries have operated in the Ordinary Course of Business and there has not been a change, event, development or effect which, individually or in the aggregate, has had a Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(a) none of the Target Companies or Target Subsidiaries has sold, leased, transferred, or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

(b) none of the Target Companies or Target Subsidiaries has entered into, renewed or amended in any material respect any Material Contract;

(c) no party (including the Target Companies and Target Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any Material Contract except in the Ordinary Course of Business;

(d) none of the Target Companies or Target Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business in excess of $3,000,000;

(e) none of the Target Companies or Target Subsidiaries has made any capital investment in, or any loan to, any other Person in excess of $3,000,000, except any such investments or loans that constitute Intercompany Receivables;

(f) none of the Target Companies or Target Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock or other equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interests;

(g) none of the Target Companies or Target Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or other equity interests (whether in Cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other equity interests;

(h) none of the Target Companies or Target Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its material properties in excess of $3,000,000 per occurrence;

(i) none of the Target Companies or Target Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(j) except in the Ordinary Course of Business or as otherwise required by applicable Law, none of the Target Companies or Target Subsidiaries has, with respect to the twenty (20) most highly compensated directors, officers or employees of the Target Companies and Target Subsidiaries taken together, (i) increased the compensation, bonus or pension or welfare benefits of, or made any new equity awards to, any director, officer or employee of any Target Company or Target Subsidiary other than as required by Contract and other than annual merit based increases in the Ordinary Course of Business, (ii) established, adopted, amended or terminated any Employee Benefit Plan or Employee Pension Benefit Plan or amended the terms of any outstanding equity-based awards, or (iii) taken any action to accelerate the vesting or payment, or funding or in any other way securing the payment, of compensation or benefits under any Employee Benefit Plan or Employee Pension Benefit Plan, to the extent not already provided in any such Employee Benefit Plan or Employee Pension Benefit Plan;

(k) none of the Target Companies or Target Subsidiaries has made or changed any material tax election or Tax method of accounting, settled or compromised any material Tax liability, filed any material Tax Return other than in accordance with past practice, materially amended any Tax Return, or entered into any closing agreement, unless doing so would not have an adverse effect on any of the Target Companies or the Target Subsidiaries for Post-Closing Tax Periods; and

(l) none of the Target Companies or Target Subsidiaries have committed to any of the foregoing (to the extent prohibited by Sections 4.7(a)-(k) above).

Section 4.8 Legal Compliance.

(a) Each of the Target Companies and Target Subsidiaries is, and for the past three (3) years has remained, in compliance with all applicable Laws and Judgments, except where the failure to comply, would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Target Companies and Target Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its assets and to carry on its business as presently conducted except where the failure to have such Permits, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.

(c) To the Knowledge of Parent and the Sellers, the Target Companies and the Target Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively the “Export Control Laws”). During the last three (3) years, none of the Target Companies or Target Subsidiaries has received any communication that alleges that a Target Company or a Target Subsidiary is not, or may not be, in compliance with, or has, or may have, any material liability under the Export Control Laws which has not been resolved.

(d) To the Knowledge of Parent and the Sellers, the Target Companies and the Target Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under (i) the anti-bribery provisions of the Foreign Corrupt Practices Act (the “FCPA”) and (ii) the books and records provisions of the FCPA as they relate to any payment in violation of the anti-bribery provisions of the FCPA (collectively, the “Anti-Bribery Laws”), During the last three (3) years, none of the Target Companies or Target Subsidiaries has received any communication that alleges that a Target Company, a Target Subsidiary, or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws which has not been resolved.

(e) Excluding the Regulated Aviation Operations, no Target Company or Target Subsidiary is engaged in any other activity regulated by an Aviation Regulatory Authority.

(f) With respect to the Regulated Aviation Operations, to the Knowledge of Parent and the Sellers there is no incident, activity, practice or procedure that, if known by an Aviation Regulatory Authority, would reasonably be expected to result in a finding of a violation by an Aviation Regulatory Authority and that would have a Material Adverse Effect.

Section 4.9 Tax Matters.

(a) Each Tax Return required to be filed by or with respect to a Target Company or a Target Subsidiary has been filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes required to be paid by a Target Company or a Target Subsidiary have been paid. Each Tax election made by or on behalf of a Target Company or a Target Subsidiary was timely and properly made.

(b) None of the Target Companies or Target Subsidiaries has been a member of an Affiliated Group for a taxable period for which the statute of limitations remains open, other than a group the common parent of which is Parent.

(c) None of the Target Companies or the Target Subsidiaries is currently the subject of an audit, examination, claim, or administrative or judicial proceeding with respect to Taxes, or has received any notice of deficiency or assessment, nor has any such audit, claim, examination, proceeding or notice been proposed or threatened in writing.

(d) None of the Target Companies or the Target Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority or in which any Tax Return may be filed.

(e) No Taxing Authority with which a Target Company or a Target Subsidiary does not file Tax Returns has asserted in writing that such Target Company or Target Subsidiary is or may be required to pay Taxes to or file Tax Returns with that Taxing Authority.

(f) None of the Target Companies or the Target Subsidiaries has participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or 1.6011-4T; or requested or received any Tax ruling, transfer pricing agreement, closing agreement or similar agreement that would have continuing effect after the Closing Date.

(g) None of the Target Companies or the Target Subsidiaries has, in the past five (5) years, been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(l)(A) of the Code, or been included in group of corporations filing a federal consolidated income tax return with a corporation which was, during such period, a either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(l)(A) of the Code.

(h) None of the Target Companies or the Target Subsidiaries will be required to recognize for tax purposes in a Post-Closing Tax Period any income or gain as a result of using the installment method of accounting with respect to any transaction that occurred prior to Closing.

(i) Each Target Company and Each Target Subsidiary has withheld from its employees, independent contractors, creditors, members and third parties, and timely paid to the appropriate Taxing Authority proper and accurate amounts in all respects for all Pre-Closing Tax Periods in compliance with all Tax withholding and remitting provisions of applicable laws and each has complied in all respects with all Tax information reporting provisions of all applicable laws.

(j) There are no liens on any of the assets of a Target Company or a Target Subsidiary that have arisen in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(k) Parent has given or otherwise made available to the Buyer true and complete copies of all Tax Returns (other than Group Tax Returns) and related examination reports requested by Buyer for all taxable periods for which the applicable statutory periods of limitations have not expired with respect to each Target Company, each Target Subsidiary and the Business.

(1) None of the Target Companies or the Target Subsidiaries is the subject of any entity classification election under Treasury Regulation Section 301.7701-3, other than RASL, which has elected to be treated as, and is treated as, an entity with a single owner that is disregarded as a separate entity for U.S. federal income tax purposes.

(m) None of the Target Companies or the Target Subsidiaries has been a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code in the past five (5) years.

(n) RAHI is a Delaware Corporation that owns all of the LLC interests in Raytheon Aircraft Acquisition Company LLC. Raytheon Aircraft Acquisition Company LLC is an entity that is disregarded as an entity separate from its owner for U.S. Federal income tax purposes.

Section 4.10 Real Property.

(a) Section 4.10(a) of the Disclosure Schedule sets forth the description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, except for matters that are identified in the title reports provided to Buyer prior to the date of this Agreement:

(i) one of the Target Companies or Target Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(ii) none of the Target Companies or Target Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) other than the rights of Buyer pursuant to this Agreement, there are no unrecorded options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 4.10(b) of the Disclosure Schedule sets forth a true and complete list of all Leases for each such parcel of Leased Real Property. Parent has delivered to Buyer a true and complete copy of each Lease document. With respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the Remedies Exception and (B) the Target Company or Target Subsidiary party thereto is not in breach or default under such Lease, and, to the Knowledge of Parent and the Sellers, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach of default would not reasonably be expected to have a Material Adverse Effect.

Section 4.11 Intellectual Property.

(a) Section 4.1l(a) of the Disclosure Schedule is a complete and correct list of (i) each item of registered or patented Intellectual Property owned by any of the Target Companies or Target Subsidiaries and (ii) each pending patent application or application for registration that any of the Target Companies or Target Subsidiaries has filed with respect to any Intellectual Property. The Target Companies and Target Subsidiaries collectively own, license or otherwise possess sufficient rights to use all Intellectual Property necessary for the operation of the Business as of the date hereof, except as would not reasonably be expected to have a Material Adverse Effect. The foregoing shall not be deemed to cover non-infringement of Intellectual Property which is covered in Section 4.11(b). Each item of registered or patented Intellectual Property listed on Section 4.11(a) of the Disclosure Schedule is in good standing and subsisting, and is in full force and effect, except for those items of Intellectual Property that expire at the end of their term prior to the Closing Date.

(b) None of the Target Companies or Target Subsidiaries is infringing any Intellectual Property (which with respect to patents applications, shall be limited to those that are published as of the date hereof) of any third parties, except as would not reasonably be expected to have a Material Adverse Effect. There are no pending claims or litigation challenging the ownership or use of any Intellectual Property used in the Business being asserted against any of the Sellers, their Affiliates, the Target Companies or Target Subsidiaries and none of the Target Companies or Target Subsidiaries has received within the past three (3) years any written notice of any claims or assertions challenging the ownership or use of any Intellectual Property used in the Business, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Parent and the Sellers, no third party is infringing any Intellectual Property owned by the Target Companies or Target Subsidiaries or exclusively licensed for use in the Business.

(c) The Target Companies and Target Subsidiaries have taken commercially reasonable measures to protect their material Intellectual Property; and the Target Companies and Target Subsidiaries have, and take commercially reasonable measures to enforce a policy requiring (i) each employee, consultant, or contractor having access to Confidential Information of the Target Companies and Target Subsidiaries or involved in the development of any such Intellectual Property to be bound by obligations of confidentiality, and (ii) each employee, consultant, or contractor involved in the development of any such Intellectual Property to assign or grant rights to use any such Intellectual Property to the Target Companies and Target

Subsidiaries (or an Affiliate), as applicable. The Target Companies and Target Subsidiaries have complied with the foregoing with respect to all current and former employees, consultants, and contractors of the Target Companies and Target Subsidiaries that fall within the foregoing criteria having access to Confidential Information or involved in the development of Intellectual Property that is material to the Business as it is currently conducted.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, there are no contracts, licenses or agreements between any Target Company or any Target Subsidiary and any other person with respect to Intellectual Property used in the Business under which there is any material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received thereunder, and neither this Agreement nor the Transactions will result in the Target Companies or Target Subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable in the absence of this Agreement or the Transactions.

(e) No software incorporated in any products or technology of the Target Companies or Target Subsidiaries (excluding any third party’s product, software or other technology, including any that are distributed or otherwise sold by the Target Companies or Target Subsidiaries) that is distributed or otherwise sold by the Target Companies or Target Subsidiaries to its customers, constitutes Open Source Software or a derivative work based on any Open Source Software except as would not reasonably be expected to have a Material Adverse Effect. No third party Intellectual Property is incorporated in or used in any products or technology of the Target Companies or Target Subsidiaries supplied to the U.S. Government (excluding any third party’s product, software or other technology including any that are distributed by the Target Companies or Target Subsidiaries) for which the Target Companies or Target Subsidiaries do not have the rights to grant to the U.S. Government an unlimited rights license (in accordance with standard FAR and DFAR clauses) to such products or technology to the extent they are required to do so under applicable Law. To the Knowledge of Parent and the Sellers, there are not any third party products, services or technology distributed or sold by the Target Companies or Target Subsidiaries to its customers that constitute Open Source Software or a derivative work based on any Open Source Software. Nothing in this Section 4.11(e) shall be deemed to cover non-infringement of Intellectual Property which is covered in Section 4.11(b).

(f) Except as contemplated in this Agreement (including in the Disclosure Schedule) or in any Exhibit, Annex or Schedule identified in this Agreement, or by any Ancillary Agreement, (i) the execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions will not impair or result in the loss of any rights or interests of the Target Companies or Target Subsidiaries in any Intellectual Property owned or primarily used by the Target Companies or Target Subsidiaries and all such Intellectual Property will be owned or available for use by the Target Companies or Target Subsidiaries on substantially similar terms and conditions immediately subsequent to the Closing and (ii) following the consummation of the Transactions, Parent and its subsidiaries will not own any Intellectual Property primarily used in the Business as of the Closing Date except for Intellectual Property licensed to the Target Companies and Target Subsidiaries herein or pursuant to an Ancillary Agreement.

(g) For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, no representation or warranty is made by Parent or any Seller with respect to any Raytheon Mark.

Section 4.12 Contracts. Section 4.12 of the Disclosure Schedule lists all Contracts (each, a “Material Contract”) to which any of the Target Companies or Target Subsidiaries is a party or is bound:

(a) the performance of which is reasonably expected to involve annual consideration in excess of $20,000,000 in 2006 or in any year thereafter;

(b) in respect of any Indebtedness having an outstanding principal amount in excess of $10,000,000, other than Intercompany Payables;

(c) that is an industrial revenue bond;

(d) that contains a covenant not to compete, or other covenant restricting any of the Target Companies or Target Subsidiaries or any Affiliate thereof from competing with any Person in any business, or from the development, manufacture, marketing or distribution of products or services except for any such Contract that may be canceled without penalty or other liability to any of the Target Companies or Target Subsidiaries upon notice of sixty (60) days or less;

(e) that relates to the acquisition or disposition of any material business involving consideration in excess of $50,000,000 by any of the Target Companies or Target Subsidiaries;

(f) that contains a right of first refusal, first offer or first negotiation with respect to any material business of the Target Companies or Target Subsidiaries;

(g) in respect of any joint venture, partnership or strategic alliance that is material to the Business;

(h) involving any resolution or settlement of any actual or threatened material litigation, arbitration, claim, action or other dispute (i) other than with a Governmental Entity, that was entered into in the past two (2) years and that involves an amount in excess of $5,000,000 or (ii) with a Governmental Entity (excluding those with respect to Taxes, which are addressed in Section 4.9);

(i) that commits any of the Target Companies or Target Subsidiaries to enter into or be bound by any of the foregoing.

(j) Parent has made available to Buyer a correct and complete copy of each Material Contract. Each Material Contract (i) is in full force and effect and (ii) constitutes a valid and binding obligation of the applicable Target Company or Target Subsidiary party thereto and, to the Knowledge of Parent and the Sellers, of each other party thereto, and there exists no defaults of the Target Company or Target Subsidiary party thereto or, any other party to any Material Contract, except for any such failure to be valid and binding or default that would not reasonably be expected to result in an a Material Adverse Effect.

Section 4.13 Government Contracts.

(a) None of the Target Companies or Target Subsidiaries is, or during the last three years has been (except as to routine security investigations), under administrative, civil or criminal indictment, information or, to the Knowledge of Parent and Sellers, investigation by any Governmental Entity, nor to the Knowledge of Parent and the Sellers has any such indictment, information or investigation been threatened, (ii) to the Knowledge of Parent and the Sellers, none of the Target Companies or Target Subsidiaries or any Employee of the Business has received notice in any form of a pending or threatened audit or investigation by any Governmental Entity of the Target Companies, Target Subsidiaries or any Employee of the Business with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, and (iii) during the last three (3) years, none of the Target Companies or Target Subsidiaries has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with or a Government Bid by any of the Target Companies or Target Subsidiaries, other than routine inquiries, audits and reconciliations that, in each case, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Parent and the Sellers, none of the Target Companies or Target Subsidiaries nor any of the Employees of the Business has submitted any inaccurate, untruthful, or misleading information in connection with any voluntary disclosure to any Governmental Entity or any cost or pricing data, certification, bid, proposal, application, report, claim, or any other information relating to a Government Contract to the U.S. Government or any other Governmental Entity that has led or is expected to lead to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment, disallowance of cost, termination for default and/or suspension and debarment.

(b) There are (i) no pending or, to the Knowledge of Parent and the Sellers, threatened claims, appeals, “Requests for Equitable Adjustments”, or protests against any Target Company or Target Subsidiary by a Governmental Entity or by any prime contractor, subcontractor or vendor arising under any Government Contract with or Government Bid by any Target Company or any Target Subsidiary and (ii) no disputes between any Target Company or Target Subsidiary and a U.S. Governmental Entity under the Contract Disputes Act or any other federal Law or between any Target Company or Target Subsidiary and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract with or Government Bid by any Target Company or Target Subsidiary, except any such claim or dispute that would not reasonably be expected to have a Material Adverse Effect.

(c) None of the Target Companies or Target Subsidiaries nor any Employee of the Business is (or during the last three years has been) suspended or debarred from doing business with a Governmental Entity or a non-U.S. Governmental Entity, nor to the Knowledge of Parent and the Sellers has any such suspension or debarment been threatened, proposed, or commenced.

(d) No Government Contract held by a Target Company or Target Subsidiary has been totally or partially terminated for default or for the convenience of the Government.

(e) There exist no assignment of claims with respect to a Target Company’s or any Target Subsidiary’s Government Contracts, whether pursuant to the Assignment of Claims Act, 41 U.S.C. 15, or otherwise.

(f) Neither the Target Companies nor any Target Subsidiary has been notified of any warranty claims relating to any Government Contract.

(g) No misstatement contained in schedules of U.S. Government-furnished equipment provided to any Governmental Entity under any Government Contract with any Target Company or Target Subsidiary is reasonably expected to have a Material Adverse Effect.

(h) The rates and rate schedules submitted to Governmental Entities with respect to the Government Contracts with any Target Company or Target Subsidiary have been closed for all years prior to 2002.

Section 4.14 Litigation.

(a) Section 4.l4(a) of the Disclosure Schedule sets forth each instance in which any of the Target Companies or Target Subsidiaries (i) is subject to any outstanding Judgment or (ii) is a party to or, to the Knowledge of Parent and the Sellers is, threatened to be made a party to, any action (including, without limitation, any qui tam suit under the False Claims Act), suit, proceeding, or hearing of, in, or before any Governmental Entity, except where the Judgment, action, suit, proceeding, hearing, or investigation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Target Companies and Target Subsidiaries are fully insured against all matters set forth in Section 4.14(a) of the Disclosure Schedule, subject to any deductibles with respect thereto. The insurers have been notified of all those matters and no denial of coverage or reservation of rights has occurred with respect to those matters.

Section 4.15 Employee Benefits.

(a) Section 4.15 of the Disclosure Schedule lists each Parent Employee Benefit Plan and each Assumed Employee Benefit Plan.

(b) Each Assumed Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Assumed Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code or, as applicable, foreign law.

(c) All contributions (including all employer contributions and employee salary reduction contributions) and premiums or other payments that are due have been made to each Assumed Employee Benefit Plan in all material respects.

(d) Each Assumed Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401 (a) has received a determination letter from the Internal Revenue Service to the effect that its design as of the date indicated in such letter meets the requirements of Code §401(a).

(e) With respect to each Assumed Employee Benefit Plan, no material action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets (other than routine claims for benefits) is pending or to the Knowledge of Parent and the Sellers threatened.

(f) None of the Target Companies or Target Subsidiaries has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Employee Benefit Plan that is an Employee Pension Benefit Plan.

(g) Exhibit A to the Retention Plan accurately sets forth in all material respects the aggregate value of the unvested awards of Parent common stock held by each Participant (as defined in the Retention Plan) based on (i) in the case of unvested options, the aggregate option spread based on the difference between $52.17 and the applicable exercise price for each option and (ii) in the case of unvested awards of restricted stock and restricted stock units (assuming the “target” level of performance, where applicable), the aggregate value of Parent common stock subject to such awards or underlying such units valued at $52.17 per share.

Section 4.16 Environmental. Health, and Safety Matters.

(a) The Target Companies and Target Subsidiaries have complied, and are in compliance, with Environmental, Health, and Safety Requirements except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(b) The Target Companies and Target Subsidiaries have obtained and have complied, and are in compliance, with all permits, licenses and other authorizations required for operation of the Business pursuant to any Environmental, Health, and Safety Requirements, except for such failure to obtain or comply as would not reasonably be expected to have a Material Adverse Effect.

(c) None of the Target Companies or Target Subsidiaries have, within the past two (2) years, received any written notice regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of the Target Companies or Target Subsidiaries or the Owned Real Property, the Leased Real Property, or any other real property currently owned or operated by the Target Companies or the Target Subsidiaries other man the Retained Real Property (the “Facilities”) arising under Environmental, Health, and Safety Requirements, the subject matter of which notice would reasonably be expected to have a Material Adverse Effect.

(d) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries, proceedings or liens pending or, to the Knowledge of Parent and the Sellers, threatened against the Target Companies or Target Subsidiaries alleging a violation of or liability under any Environmental, Health, and Safety Requirements and the subject matter of which would reasonably be expected to have a Material Adverse Effect.

(e) There is no contamination of soil or groundwater by Hazardous Substances at, on, under, within or migrating from, the Facilities, which contamination requires investigation, remediation or other response action pursuant to Environmental, Health, and Safety Requirements and which would reasonably be expected to have a Material Adverse Effect.

(f) With respect to the Facilities, none of the Target Companies or Target Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location in violation of, or reasonably likely to give rise to liability under, any Environmental, Health, and Safety Requirements which violation or liability would reasonably be expected to have a Material Adverse Effect.

(g) Parent has made available to Buyer true and complete copies of reports, studies, analyses, tests, or monitoring possessed by, or under the reasonable control of Parent pertaining to any Hazardous Substances at, on, under or within any Facilities, or any noncompliance by the Target Companies or the Target Subsidiaries with Environmental, Health, and Safety Requirements, sufficient to reasonably apprise Buyer of any such Hazardous Substances or noncompliance which would reasonably be expected to have a Material Adverse Effect.

(h) This Section 4.16 contains the sole and exclusive representations and warranties of Parent and the Sellers with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

Section 4.17 Labor Matters.

(a) Section 4.17(a) of the Disclosure Schedule contains a complete and accurate list of each collective bargaining, worker’s counsel or other labor union or similar contract or arrangement to which any of the Target Companies or Target Subsidiaries is a party or which covers any Employees of the Business (the “Collective Bargaining Agreements”). No other union is currently certified and, to the Knowledge of Parent and the Sellers, no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et seq.) or similar law exists. None of the Target Companies or Target Subsidiaries has (i) any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending against it, except as would not reasonably be expected to have a Material Adverse Effect, (ii) any investigation by any federal, state, local, or foreign governments (and all agencies thereof) relating to its labor policies that would reasonably be expected to have a Material Adverse Effect, or (iii) within the past three years, incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign law that remains unsatisfied.

(b) Except with respect to employees covered by the collective bargaining agreements listed on Section 4.17(a) of the Disclosure Schedule, each Employee of the Business who is an employee of RAAC or any of the U.S. Target Subsidiaries is employed “at will.” Section 4.17(b) of the Disclosure Schedule sets forth the name of each Employee of the Business whose annual base salary exceeds (as converted into U.S. dollars, if applicable, at the exchange rate prevailing on the date hereof) $250,000, together with his or her position or function, annual base salary or wage and any applicable target incentive bonus amount. Except as set forth in the Retention Arrangements, the completion of the transactions contemplated by this Agreement will not result in any (A) payment or benefit becoming due or (B) increase or acceleration of any payment or benefit.

Section 4.18 Insurance. Section 4.18 of the Disclosure Schedule contains a complete and accurate list of each currently effective insurance policy covering any of the Target Companies or Target Subsidiaries or any of their properties or assets (collectively, the “Insurance Policies”), including, with respect to any third party coverage, the underwriter of such policies, the type of coverage, the limits of coverage thereunder and any deductible and/or retention amount. All of the Insurance Policies provided by third parties are valid and binding and in full force and effect; all premiums due thereunder have been paid when due.

Section 4.19 Product Warranty. Substantially all of the Products manufactured, sold, leased, and delivered by the Target Companies and the Target Subsidiaries are subject to standard warranty terms and conditions of sale or lease. Section 4.19 of the Disclosure Schedule includes copies of the standard warranty terms and conditions of sale or lease for each of the Target Companies and Target Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). There are no product warranty claims pending, or to the Knowledge of Parent or the Sellers threatened, against any of the Target Companies or Target Subsidiaries in each case that, individually, could reasonably be expected to give rise to a liability of more than $1,000,000.

Section 4.20 Product Liability. No Person has made any Third Party Claim against any of the Target Companies or Target Subsidiaries within the last twelve months (or if made prior to the aforementioned twelve-month period, as to which the claimant or its representative has, to the Knowledge of Parent and the Sellers, reasserted or otherwise acted upon such claim within the last twelve months) arising out of any personal injury and/or death or damage to property relating to the Products manufactured, marketed, sold or otherwise provided by, or on behalf of, any of the Target Companies or Target Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.21 Customers and Suppliers. Section 4.21 of the Disclosure Schedule lists each of the customers of the Business that account for 10% or more of the Business’ revenues for each of the two most recent fiscal years (the “Significant Customers”) and sets forth opposite the name of each such Significant Customer the percentage of consolidated net sales attributable to such Significant Customer. Section 4.21 of the Disclosure Schedule also lists each of the suppliers of the Business that account for 5% or more of the Business’ purchases of parts, components and assemblies, subassemblies and raw materials for each of the two most recent fiscal years (the “Significant Suppliers”) and sets forth opposite the name of each such Significant Supplier the percentage of consolidated purchases of parts, components and assemblies, subassemblies and raw materials attributable to such Significant Supplier. Section 4.21 of the Disclosure Schedule also lists any additional current customers of the Business that Parent anticipates will account for 10% or more of the Business’ revenues for the current fiscal year and any additional supplier of the Business that Parent anticipates will account for 10% or more of the Business’ purchases of parts, components and assemblies, subassemblies and raw materials for the current fiscal year. Since the Balance Sheet Date, no termination, cancellation or material modification or change in, the business relationships (including product pricing and payment terms) of the Target Companies or the Target Subsidiaries has occurred or, to the Knowledge of the Parent and the Sellers, is threatened with any Significant Supplier or Significant Customer.

Section 4.22 Certain Business Relationships with the Target Companies and Target Subsidiaries. Except as set forth in this Agreement and for transactions of the type represented by the Ancillary Agreements, neither Parent nor any of its Affiliates (except the Target Companies and Target Subsidiaries) (a) has been involved in any material business arrangement or relationship with any of the Target Companies or Target Subsidiaries within the past twelve months or (b) owns any material asset, tangible or intangible, that is primarily used or primarily held for use in the Business.

Section 4.23 Guaranties. None of the Target Companies or the Target Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

Section 4.24 Power of Attorney. To the Knowledge of Parent and the Sellers, there are no material outstanding powers of attorney executed on behalf of the Target Companies or any of the Target Subsidiaries.

Section 4.25 Disclaimer of Other Representations and Warranties.

(a) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 AND THIS ARTICLE IV, PARENT AND THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT, THE SELLERS, THE TARGET COMPANIES OR TARGET SUBSIDIARIES, THE BUSINESS OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (II) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO THE BUYER AND ITS REPRESENTATIVES, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, BUYER IS PURCHASING THE TARGET INTERESTS ON AN “AS-IS, WHERE-IS” BASIS.

(b) BUYER HAS RECEIVED FROM THE SELLERS CERTAIN PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE TARGET COMPANIES AND TARGET SUBSIDIARIES FOR THE YEARS ENDING IN 2006 THROUGH 2011 AND CERTAIN BUSINESS PLAN INFORMATION FOR SUCH YEARS.

BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT), AND (IV) BUYER SHALL HAVE NO CLAIM AGAINST ANY SELLER WITH RESPECT THERETO AND SHALL HAVE NO ENTITLEMENT TO ANY ESTIMATES, PROJECTIONS OR FORECASTS OF ANY SELLER AFTER THE DATE HEREOF. ACCORDINGLY, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY SUCH ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING, WITHOUT LIMITATION, THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

Section 5.1 General. Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VII below), as appropriate, before and as soon as practicable after compliance with the Hart-Scott-Rodino Act, other applicable domestic laws or regulations and any similar applicable law or regulation under any foreign jurisdiction, compliance with which is required to consummate the transactions contemplated hereby.

Section 5.2 Notices and Consents. At Parent’s and the Sellers’ own expense, Parent and the Sellers shall, and shall cause each of the Target Companies and Target Subsidiaries to, give any notices to third parties, and shall, and shall cause each of the Target Companies and Target Subsidiaries to, use commercially reasonable efforts to obtain any third party consents referred to in Section 4.3 of the Disclosure Schedule. Buyer agrees to reasonably cooperate with the Sellers in order to help the Sellers to obtain such thirty party consents. Subject to the terms and conditions herein, the Parties agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using reasonable best efforts to make all necessary domestic and foreign government filings, including filings under the Hart-Scott-Rodino Act and in the European Union, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. If suit or other action is threatened or instituted by any entity other than a U.S. Governmental Entity challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Parties shall use reasonable efforts to avoid, resist, resolve or defend such suit or action. If suit or other action is threatened or instituted by any U.S. Governmental Entity challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, Buyer shall, upon the request of Parent, use its reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action.

Section 5.3 Operation of Business. Except as contemplated hereby or as disclosed on Section 5.3 of the Disclosure Schedule, Parent and the Sellers will cause the Target Companies and Target Subsidiaries to operate in all material respects in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed on Section 5.3 of the Disclosure Schedule, neither Parent nor the Sellers will cause or permit any of the Target Companies or Target Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.7 above; provided that, notwithstanding the foregoing, nothing herein will prohibit or prevent any of the Target Companies and Target Subsidiaries from (i) repaying, collecting or otherwise extinguishing any Intercompany Receivables or Intercompany Payables, (ii) declaring, setting aside, or paying any Cash dividend, (iii) making any distribution of Cash, (iv) redeeming or purchasing, or otherwise acquiring, any of its capital stock or other equity interests for Cash, (v) repaying any of its indebtedness for Cash, (vi) relocating all personalty, assets and materials, including but not limited to furniture, test articles, tool storage pads, tool and form storage racks, and other assets (except for any wells, machinery, tanks, pipes or other apparatus or supplies presently used for treating groundwater, which shall remain with the parcel and continue in the ownership of Parent or one of its Subsidiaries), from the Wichita Salvage Yard parcel to a newly designated storage area on another Wichita parcel owned by the Target Companies or the Target Subsidiaries (it being agreed that if this relocation cannot be completed prior to Closing, Buyer shall, at its own expense, complete this relocation to the satisfaction of Parent as soon after Closing as is possible); provided that Buyer shall be responsible for up to $50,000 in the aggregate of the costs of any radioactive pipes from such site, or (vii) engaging in any transaction referred to in Section 5.3 of the Disclosure Schedule. Consistent with the foregoing, Parent and Sellers shall cause the Target Companies and Target Subsidiaries to (1) keep and maintain the assets of the Target Companies and Target Subsidiaries in good operating condition and repair; (2) make capital expenditures substantially in compliance with the 2006 forecast and 2007 annual operating plan attached hereto as Exhibit F, (3) continue development efforts on the Hawker 4000 Product substantially in accordance with the Target Companies’ and Target Subsidiaries’ target plans as set forth on Exhibit G attached hereto, (4) maintain in effect all material Insurance Policies, (5) own all of the Parent’s and its Subsidiaries’ (including the Target Companies and Target Subsidiaries) inventory of parts used for the Model 1900 aircraft and Model 99 aircraft known as “Design Group I Parts” and (6) use their commercially reasonable efforts consistent with good business practice to (A) preserve the goodwill of and existing relationships with the employees, suppliers, contractors, licensors, dealers, authorized service centers, customers and others having business relations with the Target Companies or Target Subsidiaries, (B) preserve intact their business organization, goodwill and ongoing operations, (C) retain the services of their key employees and (D) perform in all material respects its obligations under the Material Contracts. Prior to the Closing Date, Parent shall cause title of the UE-25 Model 1900 Aircraft to be transferred to the Target Company or Target Subsidiary directed by Buyer.

Section 5.4 Access. Parent and the Sellers will permit, and will cause each of the Target Companies and Target Subsidiaries to permit, representatives of Buyer (including legal counsel, accountants and financing sources) to have reasonable access at all reasonable times and upon reasonable notice, to all premises, properties, personnel, books, records (with respect to tax records, only to the extent such tax records pertain to the Target Companies and Target Subsidiaries and not to Group Taxes), contracts, and documents of or pertaining to each of the Target Companies and Target Subsidiaries, excluding access to information that is privileged, subject to confidentiality provisions, relates to Affiliates of Parent other than the Target Companies and Target Subsidiaries or that is subject to legal restrictions on access. Buyer will use its reasonable best efforts to ensure that such access does not unreasonably interfere with the normal business operations of Parent, the Sellers or the Target Companies or Target Subsidiaries. Buyer will treat and hold as such any Confidential Information it receives from Parent, the Sellers or the Target Companies or Target Subsidiaries in the course of the reviews contemplated by this Section 5.4 in accordance with the Confidentiality Agreements dated August 22, 2006 and August 25, 2006 between Parent and Affiliates of Buyer (the “Confidentiality Agreements”), which Confidentiality Agreements shall remain in full force and effect in accordance with their terms. Buyer acknowledges that it is an “affiliate” or an “affiliated entity” of each of its Affiliates that are a party thereto for purposes of each of the Confidentiality Agreements.

Section 5.5 Notice of Developments.

(a) Parent and the Sellers may elect at any time to notify Buyer in writing of any development of any events or occurrences that take place after the date of this Agreement with respect to any matter first arising after the date of this Agreement causing a breach of any of the representations and warranties in Article IV above. Such written notice will be deemed to have amended the Disclosure Schedule and to have qualified the representations and warranties contained in Article IV above and to cure any misrepresentation or breach of warranty thereunder for purposes of Article VIII below, but will not be deemed to amend or supplement the Disclosure Schedule with respect thereto or to prevent or cure any misrepresentation or breach of warranty for purposes of Section 7.1 below.

(b) Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Article III above. No disclosure by any Party pursuant to this Section 5.5(b), however, shall be deemed to amend or supplement Annex V, Annex VI, or the Disclosure Schedule with respect thereto or to prevent or cure any misrepresentation or breach of warranty for purposes of Article VII or Article VIII hereof.

(c) Except as prohibited by applicable Law or as may be necessary to protect attorney client privilege, Parent and the Sellers shall keep Buyer informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Sellers (to the extent relating to the Business), the Target Companies or the Target Subsidiaries so that Buyer and its Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

Section 5.6 Availability of Funds: Financing.

(a) Buyer shall comply with its obligations under the Debt Commitment Letters and use its reasonable best efforts to (i) arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, (ii) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, (iii) satisfy on a timely basis all conditions applicable to Buyer in such definitive agreements that are within its control, (iv) consummate the Financing no later than the Closing, and (v) enforce its rights under the Financing Commitments. In the event all or any portion of the debt financing under the Debt Commitment Letters becomes unavailable on the terms and conditions contemplated therein, Buyer shall use its reasonable best efforts to arrange to obtain any such financing from alternative sources on terms not materially less favorable in the aggregate to Buyer as promptly as practicable following the occurrence of such event (the “Alternative Financing”), including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to this Section 5.6(a) being referred to as the “Financing Agreements”). In furtherance of the provisions of this Section 5.6(a), one or more Debt Commitment Letters may be amended, restated, supplemented or otherwise modified or superseded to add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, to increase the amount of indebtedness or otherwise replace one or more facilities with one or more new facilities or modify one or more facilities to replace or otherwise modify the Debt Commitment Letters, or otherwise in manner not less beneficial in the aggregate to Buyer (as determined in the reasonable judgment of Buyer) (the “New Debt Financing Commitments”), provided that the New Debt Financing Commitments shall not (i) adversely amend the conditions to the Debt Financing set forth in the Debt Commitment Letters, in any material respect, (ii) reasonably be expected to delay or prevent the Closing; or (iii) reduce the aggregate amount of available Debt Financing (unless, in the case of this clause (iii), replaced with an amount of new equity financing on terms no less favorable in any material respect to Parent and the Sellers than the terms set forth in the Equity Commitment Letters or one or more new debt facilities pursuant to the new debt facilities pursuant to the New Debt Financing Commitments). Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letters that are not so superseded at the time in question and the New Debt Financing Commitments to the extent then in effect. Buyer shall (x) furnish complete and correct and executed copies of the Financing Agreements promptly upon their execution, (y) give Parent and the Sellers prompt notice of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments and (z) keep Parent and the Sellers reasonably informed of the status of its efforts to arrange the Financing and shall promptly notify Parent and the Sellers orally and in writing of any material modifications to the Financing Commitments.

(b) Prior to the Closing, Parent shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective accountants, consultants, legal counsel, officers and employees to use their reasonable best efforts to, provide to Buyer, at Buyer’s sole cost and expense, all cooperation reasonably requested by Buyer in connection with the Debt Commitment Letters, including using reasonable best efforts to (i) cause, upon reasonable advance notice by Buyer and on a reasonable number of occasions, appropriate officers and employees of the Target Companies and Target Subsidiaries to participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies and to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (ii) furnish Buyer and its debt financing sources as promptly as practical with financial and other pertinent information regarding the Target Companies and Target Subsidiaries as may be reasonably requested by Buyer, including financial statements of the Audited Entities required by Regulation S-X of the Securities Act for an offering of securities registered on Form S-l (excluding any additional financial statements, schedules or disclosures required by Regulation S-X as a result of the terms of Buyer’s offering of debt or other securities, including under Rule 3-10 and Rule 3-16 of Regulation S-X) that would be considered current for purposes of a registration statement at the time of Closing (it being understood that such financial statements shall be limited to audited financial statements as of and for each of the years ended December 31, 2004, December 31, 2005 and December 31, 2006 and any unaudited interim financial statements required for 2007), any unaudited quarterly financial data as required by Regulation S-K of the Securities Act for each of the years ended December 31, 2005 and December 31, 2006 and any unaudited pro-forma adjustments for 2006 and any required interim period in 2007 needed to reflect assets or liabilities included in such audited or unaudited financial statements but not being acquired by the Buyer pursuant to this Agreement) (all such information in this clause (ii), the “Required Information”, which in no event shall include selected financial information for 2002 and 2003), (iii) obtain customary accountants’ comfort letters (including “negative assurance” comfort on any pro forma financial data referenced above, but it being understood that such comfort shall not be given with respect to selected financial information for 2002 and 2003), legal opinions, surveys and title insurance as reasonably requested by Buyer; (iv) cooperate with the marketing efforts of Buyer and its debt financing sources for any portion of the Debt Financing contemplated by the Debt Commitment Letters and assist Buyer and its financing sources in the timely preparation of offering documents and similar documents and materials for lender and rating agency presentations and (v) provide to Buyer unaudited monthly financial statements of the Audited Entities (excluding footnotes) within 25 days of the end of each month prior to the Closing Date adjusted to reflect assets or liabilities included in such financial statements not being acquired by Buyer pursuant to this Agreement (it being understood that such monthly financial statements shall be prepared in a manner consistent with the monthly financial statements prepared by management of the Target Companies and Target Subsidiaries); provided that notwithstanding the foregoing, (x) no officer or director of Parent or any of its Subsidiaries (other than the Target Companies and the Target Subsidiaries) shall be required to execute any documents, including, without limitation, any registration statement to be filed with the SEC, any pledge or security documents or other definitive financing documents, (y) neither Parent nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing and (z) Buyer shall use its commercially reasonable efforts to limit the interference with the ongoing operations of Parent. To Parent’s actual knowledge (after consultation with its accountants and legal counsel), the Required Information satisfies the requirements of Regulation S-X of the Securities Act for an offering of securities of the Target Companies registered on Form S-l (excluding any additional financial statements, schedules or disclosures required by Regulation S-X as a result of the terms of Buyer’s offering of debt or other securities, including under Rule 3-10 and Rule 3-16 of Regulation S-X) for purposes of a registration statement at the time of Closing (assuming Closing occurs in Parent’s first or second fiscal quarter of 2007). Buyer shall, promptly upon request by Parent, reimburse Parent and its Subsidiaries for all reasonable out-of-pocket costs incurred by Parent or its Subsidiaries in connection with such cooperation. Buyer shall indemnify and hold harmless Parent and its Subsidiaries for and against any and all Adverse Consequences arising out of any claim by a third party (other than Adverse Consequences which are the subject matter of any indemnification claim by any Buyer Indemnitee against Parent or any of the Sellers as a result of a breach of the representations and warranties contained in Section 4.6(b) above) suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

(c) For purposes of this Agreement, “Marketing Period” shall mean the first period of 25 consecutive days after the later of (x) the date that is seven (7) days following the date on which Buyer and its financing sources shall have received from Parent all of the Required Information and (y) February 21, 2006, (A) throughout and at the end of which (1) Buyer and its financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1(a) and 7.1(b) to fail to be satisfied (other than conditions with respect to actions the respective Parties will take at the Closing itself) assuming the Closing were to be scheduled for any time during such 25 consecutive-day period, and (B) throughout and at the end of which the condition set forth in Section 7.1(c) shall be satisfied; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing contemplated by the Debt Commitment Letters is consummated.

Section 5.7 Compliance with Export and Import Regulations. Buyer shall use its reasonable best efforts to obtain all ITAR registrations and licenses necessary to operate the Business. Buyer shall use reasonable best efforts to obtain all customs bonds, dual use goods licenses and other similar export or import registrations and licenses necessary to operate the Business (other than ITAR registrations and licenses, which shall be governed by the immediately preceding sentence). Parent, the Sellers and the Target Companies and Target Subsidiaries shall cooperate with Buyer in connection with Buyer obtaining the bonds, licenses and registrations as contemplated by this Section 5.7 and shall provide Buyer will all information reasonably requested by Buyer relating thereto, and Buyer shall pay all out of pocket costs and expenses of Parent, the Sellers and the Target Companies and Target Subsidiaries reasonably incurred in connection with such cooperation.

Section 5.8 Compliance with FAA Regulations. Solely with respect to the transactions contemplated by this Agreement, Buyer shall use reasonable best efforts to obtain all FAA certificates, approvals and authorizations, as are legally required by Law to be obtained by Buyer prior to the Closing Date, for the Target Companies and Target Subsidiaries to continue to operate the Business with respect to the Products as operated immediately prior to Closing, including all rights granted by the type certificates, amended and/or supplemental type certificates, parts manufacturer approval, production certificates and repair station certificates. Parent, the Sellers and the Target Companies and Target Subsidiaries shall cooperate with Buyer in connection with Buyer obtaining the certificates, approvals and authorizations as contemplated by this Section 5.8 and shall provide Buyer will all information reasonably requested by Buyer relating thereto, and Buyer shall pay all out of pocket costs and expenses of Parent, the Sellers and the Target Companies and Target Subsidiaries reasonably incurred in connection with such cooperation.

Section 5.9 Replacement of Seller Guarantees. Prior to Closing, Buyer shall use its reasonable best efforts to arrange for replacement arrangements (which shall include a full and complete release of Parent, each Seller and their respective Affiliates) for all Seller Guarantees listed on Section 5.9 of the Disclosure Schedule as of the date hereof (which schedule sets forth the maximum potential exposure of Parent or its affiliates under each of those Seller Guarantees). Buyer will consult with Parent and the Sellers from time to time concerning the progress made with respect to such efforts, and shall permit Parent and the Sellers reasonable participation in such process. To the extent Buyer is unable to make such arrangements with respect to any Seller Guarantee (other than a Seller Guarantee of a Forward Foreign Exchange Hedging Contract) prior to the Closing, Buyer shall deliver to Parent an irrevocable, unconditional standby letter of credit or equivalent payment surety in favor of Parent (the “Buyer Guarantees”) in maximum face amount equal to the amount set forth on Section 5.9 of the Disclosure Schedule opposite each Seller Guarantee, issued by a bank rated “A” or better by Standard and Poor’s, which Buyer Guarantee will contain customary provisions and provisions permitting Parent to draw-down the Buyer Guarantees if they are not replaced by replacement Buyer Guarantees of the same tenor not less than three months prior to their expiration. Any amounts drawn down by Parent in the foregoing circumstances will be held in an escrow account by Parent as security against the Parent Guarantees. The Parties agree that, to the extent that Parent’s potential liability under any Parent Guarantee diminishes, the amount of the corresponding Buyer Guarantee will diminish by me same amount. With respect to the Forward Foreign Exchange Hedging Contracts, at least ten (10) business days prior to the Closing Date, Buyer shall provide to Parent a notice of its election to either (i) obtain a novation to the Forward Foreign Exchange Hedging Contracts effective as of the Closing such that (a) a nationally recognized bank reasonably acceptable to Parent shall become a counterparty to such Forward Foreign Exchange Hedging Contracts and (b) Parent, each Seller and their respective Affiliates receive a full and complete release from the Seller Guarantee with respect thereto or (ii) deliver to Parent, effective as of Closing, an irrevocable, unconditional standby letter of credit or equivalent payment surety in favor of Parent in a face amount equal to at least 20% of the notional principal amount of any Forward Foreign Exchange Hedging Contracts that are not the subject of a novation under clause (i) issued by a nationally recognized bank reasonably acceptable to Parent on mutually acceptable terms including with respect to (x) settlement or escrow arrangements and (y) Parent’s right to cause Buyer or the applicable Buyer Entity to terminate such Forward Foreign Exchange Hedging Contracts if at any time the amount by which such Forward Foreign Exchange Hedging Contracts are “out-of-the-money” exceeds the amount of the Letter of Credit issued with respect thereto. If Buyer shall have delivered such a notice at least ten (10) business days prior to the Closing Date, but at the Closing fails to deliver to Parent (1) a full and complete release from such Seller Guarantee in accordance with this Section 5.9 reasonably satisfactory to Parent and the Sellers, or (2) an irrevocable, unconditional standby letter of credit in favor of Parent in accordance with this Section 5.9, reasonably satisfactory to Parent and the Sellers, Buyer shall, and shall cause the Target Companies and Target Subsidiaries party thereto to, deliver at the Closing irrevocable instructions to the dealer counterparty to such Forward Foreign Exchange Hedging Contract terminating such Forward Foreign Exchange Hedging Contract effective as of the opening of business of the business day immediately following the Closing Date. If Buyer does not deliver such notice at least ten (10) business day prior to the Closing Date, Parent shall have the right to cause the Target Company and Target Subsidiaries to terminate such Forward Foreign Exchange Hedging Contract(s) at any time during and throughout such ten (10) business day period prior to the Closing Date or thereafter. If , as a result of the termination of any such Forward Foreign Exchange Hedging Contract on or prior to the Closing Date, a foreign exchange gain results from such actions, at Closing the Preliminary Purchase Price shall be decreased by an amount equal to such foreign exchange gain. If, as a result of the termination of any such Forward Foreign Exchange Hedging Contract on or prior to the Closing Date, a foreign exchange loss results from such actions, at Closing the Preliminary Purchase Price shall be increased by an amount equal to such foreign exchange loss.

Section 5.10 CFIUS and DSS Approval. As soon as practicable after the date of this Agreement, Buyer and Parent shall prepare and file with the CFIUS a joint voluntary notice under the Exon-Florio Amendment with respect to the transaction contemplated by this Agreement. Buyer and Parent shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio Amendment review process. Buyer and Parent, in cooperation with each other but at Buyer’s sole cost, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio Amendment review process as promptly as practicable. As soon as practicable after the date of this Agreement, Parent shall or shall cause its Subsidiaries to (as applicable) prepare and submit to the DSS a notification under the National Industrial Security Program Operating Manual (the “NISPOM”) and provide all reasonable support to Buyer in requesting from the DSS approval to operate the business of the Target Companies and Target Subsidiaries pursuant to a Foreign Ownership, Control, or Influence mitigation proposal submitted in relation to the transactions contemplated by this Agreement in accordance with the NISPOM that is acceptable to Buyer acting reasonably.

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

Section 6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below).

Section 6.2 Litigation Support. In the event and for so long as any Party or any Affiliate of any Party actively is contesting or defending against any dispute, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand solely with third parties (who are not parties to this Agreement or Affiliates of any Party) in connection with (i) any transaction contemplated under this Agreement or any of the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any of the Target Companies or Target Subsidiaries, the other Parties and their Affiliates shall reasonably cooperate with such contesting or defending party and its counsel in such defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII below, in which case the procedures set forth in Section 8.4 shall prevail). In the event any Party or any Affiliate of any Party actively is contesting or defending against any dispute, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with any other Party or any Affiliate of any Party in connection with (a) any transaction contemplated under this Agreement or any of the Ancillary Agreements or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any of the Target Companies or Target Subsidiaries, the Parties agree to maintain all records relating to such dispute, action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand until such matter is fully and finally resolved.

Section 6.3 Business Associates. For a period of six (6) months from and after the Closing Date, neither Parent nor its Subsidiaries will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target Companies or Target Subsidiaries (other than employees of the Target Companies and Target Subsidiaries, who are covered by Section 6.4 below) from maintaining the same business relationships with the Buyer and its Subsidiaries after the Closing as it maintained with the Target Companies and Target Subsidiaries prior to the Closing.

Section 6.4 Nonsolicitation; Noncompetition; Confidentiality.

(a) For a period of one (1) year from and after the Closing Date, none of Parent or any of its Subsidiaries shall directly or indirectly, induce, solicit or encourage any person who is at such time an employee of the Buyer Entities to leave or curtail his or her employment with the Buyer Entities or otherwise adversely modify such person’s relationship with the Buyer Entities; provided, however, that it shall not be a violation of this Section 6.4(a) for Parent or any of its Subsidiaries to (x) engage in general advertising or employee search activities targeted to a broad pool of potential applicants for a position (and not specifically targeting employees of the Buyer Entities) or (y)(l) engage in any discussions with an employee of the Buyer Entities who initiates contact with Parent or any of its Subsidiaries or (2) hire or attempt to hire any employee of the Buyer Entities without prior solicitation in contravention of this Section 6.4(a).

(b) For a period of three (3) years from and after the Closing Date, none of Parent, the Sellers nor any of their respective controlled Affiliates will directly or indirectly engage or invest in any business that manufacturers or sells general aviation aircraft and/or components and/or training and special mission aircraft and/or components, including, for the avoidance of doubt, after-market parts and services relating to general aviation aircraft or business jets (a “Competing Business”). Notwithstanding the foregoing, this Section 6.4(b) shall not prohibit or restrict Parent, directly or through any Affiliate, from (i) conducting any business activities conducted by Parent or its Affiliates (other than the Target Companies and the Target Subsidiaries) as of the date of this Agreement in substantially the manner currently conducted or natural extensions of such business activities, (ii) owning up to five percent (5%) of the outstanding voting debt or equity securities of a Person that is engaged in a Competing Business and that is publicly traded on a national securities exchange or over-the-counter market,

(iii) acquiring the business or assets of any Person (a “Target Business”), whether by purchase of stock, purchase of assets, merger, recapitalization or otherwise, that conducts a Competing Business and the subsequent conduct of the Target Business so long as not more than forty percent (40%) of the gross revenues of the Target Business for the immediately prior fiscal year were derived from such Competing Business or (iv) being acquired by any Person that conducts a Competing Business as of the date of such acquisition and the subsequent conduct of such Competing Business and natural extensions thereof. In the event Parent, directly or through any Affiliate, completes an acquisition of a Target Business which derived more than forty percent (40%) of its gross revenue for the immediately prior fiscal year from a Competing Business, Parent shall, within twelve (12) months from such investment or acquisition, either (A) divest such portion of the Competing Business or (B) cease operating the Competing Business.

(c) Notwithstanding anything to the contrary herein, the Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.4 were not performed in accordance with their specific terms and, accordingly, it is agreed that Buyer shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions of this Section 6.4 in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer is entitled in law or in equity. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) Each of Parent, the Sellers and their respective Affiliates, officers, directors, employees and agents shall hold any information relating to the Target Companies, the Target Subsidiaries, Buyer or their respective Affiliates (other than Parent and the Sellers) currently in any of their possession or obtained after the date hereof which is non-public in confidence and shall not, directly or indirectly disclose, publish or otherwise make available any of such confidential information to the public or to any Person; provided that such Persons may disclose such Confidential Information if, but only to the extent, required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the Person proposing to disclose, publish or otherwise make available such infonnation shall make all reasonable efforts to consult in good faith with Buyer before disclosing, publishing or otherwise making available such information and shall provide a copy thereof to Buyer prior to such disclosure.

Section 6.5 Use of Name and Trademarks; Website Links; License to Certain Affiliates of Sellers.

(a) As soon as practicable after the Closing Date, but in no event more than ten (10) days thereafter, the names of the Target Companies and the Target Subsidiaries shall be changed to names that do not include any names or marks owned or used by Sellers or any Affiliate of Sellers, whether alone or in combination with any other words, phrases or designs or any derivatives, abbreviations, acronyms or other formatives based on or including any of the foregoing or any other similar name or mark of Sellers or any Affiliate of Sellers or any marks or logos confusingly similar thereto, including the marks set forth on Section 6.5(a) of the Disclosure Schedule (collectively, the “Raytheon Marks”) and Buyer and its Affiliates shall not use, and shall cause the Target Companies and Target Subsidiaries not to use, the Raytheon Marks (including in any domain names) other than for purposes of describing the historical relationship of the Target Companies and Target Subsidiaries with the Sellers and their Affiliates. Within ten (10) business days of the Closing Date, Buyer shall cause the Target Companies and Target Subsidiaries to deliver to Parent evidence, in form and substance reasonably satisfactory to Parent, that ownership of any and all domain name registrations owned by the Target Companies or Target Subsidiaries that contain any Raytheon Mark (including the domain name registrations set forth on Section 6.5(a) of the Disclosure Schedule) has been transferred to Parent, including duly executed and notarized (if applicable) copies of all instruments of transfer and other documents required to be filed with the applicable registrar and acknowledgment of receipt of such filings by the registrar. Notwithstanding the foregoing, for a period of six (6) months after the Closing Date (or, if longer, with respect to all deliverable products associated with or required to be delivered as part of an aircraft, including manuals and spare parts, until the later of (x) such time as the relevant Governmental Entity grants a name change (a request for which will be made by Buyer as soon as practicable after the Closing) and (y) the supply existing as of the Closing Date has been exhausted, but in no event for a period of more than twelve (12) months after the Closing Date), Parent hereby grants to Buyer and its Affiliates the limited and non-exclusive right and license (which right and license shall not be transferable or sublicenseable) to use the Raytheon Marks solely in connection with the operation of the Business (and subject at all times to Parent’s right to exercise quality control with respect to the use of the Raytheon Marks and the goodwill associated therewith) in the process of exhausting the inventory of printed purchase orders, sales invoices, marketing materials, stationery, printed forms, other documents and office and shipping supplies, and other products, equipment, and items (other than aircraft) bearing the Raytheon Marks in the Target Companies’ and/or Target Subsidiaries’ possession as of the Closing Date on a royalty-free basis, subject to the terms and conditions of this Agreement; provided that the Buyer Entities shall use commercially reasonable efforts to ensure that any such materials containing the Raytheon Marks shall display prominently (in such form as is mutually agreed upon by Buyer and/or its Affiliates, as applicable, and Parent in writing prior to the Closing Date) a statement as to the new ownership of the Target Companies and Target Subsidiaries, and provided further that the foregoing license shall be effective only upon Buyer’s obtaining aircraft product liability insurance policies naming Parent, Sellers and each of their Affiliates as additional insureds in accordance with Section 6.7. In connection with such limited use of the Raytheon Marks permitted under this Section 6.5(a). Buyer acknowledges that all use thereof by Buyer and its Affiliates and all goodwill associated therewith shall inure solely to Parent’s benefit and shall not create in Buyer’s or any of its Affiliates’ favor any right, title or interest in or to the Raytheon Marks. Without limiting anything contained herein, subject to the procedures set forth in Section 8.4 and Section 8.7. Buyer shall indemnify Parent and the Sellers from and against any damages, dues, penalties, fines, costs, liabilities, obligations, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, Parent or any of the Sellers shall suffer caused proximately by Buyer’s or any of its Affiliates’ use of the Raytheon Marks permitted under this Section 6.5(a) (other than any such damages arising out of third-party claims of trademark infringement caused proximately by Buyer’s or any of its Affiliates’ use of the Raytheon Marks permitted under this Section 6.5(a)). No limitations on indemnification in this Agreement or exclusions from Adverse Consequences shall apply to Buyer’s indemnification obligations under this Section 6.5(a).

(b) As soon as practicable after the Closing Date, but in no event more than thirty (30) days thereafter, Buyer and its Affiliates shall cause the Target Companies and Target Subsidiaries to remove any content, images and links on any of their Internet pages or websites to the extent related to the operation of the business of Parent or any of its Affiliates.

(c) If within six (6) months after the Closing Date, Parent notifies Buyer or any Target Company or Target Subsidiary in writing that it or any of its Affiliates has identified any Intellectual Property owned by any Target Company or Target Subsidiary that, as of the Closing Date, was used in the operation of the business of Parent or any of its Affiliates (or was planned for such use as evidenced by reasonable documentation) and specifically identifies such Intellectual Property in such notice, Buyer or such Target Company or Target Subsidiary, as applicable, shall negotiate in good faith with Parent commercially reasonable terms and conditions for a license to Parent and/or the relevant Affiliate to use such Intellectual Property in the operation of the business of Parent and/or any of its Affiliates as conducted or proposed to be conducted as of the Closing Date and natural extensions thereof (which license would be deemed effective as of the Closing Date). Buyer or such Target Company or Target Subsidiary shall not have any obligation to grant any such license to Intellectual Property if it does not have the right to do so or if doing so would cause Buyer or such Target Company or Target Subsidiary to incur any payment or other obligation to any Person. With respect to any Intellectual Property identified as being used (but not primarily used) in the business or Parent or any of its Affiliates, any such license to such Intellectual Property may be subject to Parent and Buyer (or, as applicable, such Target Company or Target Subsidiary) mutually agreeing upon royalties and/or other payments to Buyer (or, as applicable, such Target Company or Target Subsidiary). The license granted to Parent and/or any of its Affiliates pursuant to this Section 6.5(c) shall be (x) exclusive with respect to the use of Intellectual Property relating to any commuter aircraft designated as Model 1900 or Model 99, whether in operation, on ground or in storage (the “Affected Aircraft”) used or planned for use primarily in the promotion, marketing, sale, leasing and support of the Affected Aircraft, and (y) non-exclusive with respect to all other Intellectual Property covered by the license. This covenant shall not apply to the extent otherwise provided or contemplated in Section 6.5 of this Agreement or in any Ancillary Agreement.

(d) If within six (6) months after the Closing Date, any Target Company or Target Subsidiary notifies Parent in writing that it has identified any Intellectual Property owned by Parent or any of its Affiliates that, as of the Closing Date, was used in the Business (or was planned for such use as evidenced by reasonable documentation) and specifically identifies such Intellectual Property in such notice, Parent or an Affiliate thereof designated by Parent shall negotiate in good faith with Buyer (or such Target Company or Target Subsidiary, as applicable), commercially reasonable terms and conditions for a non-exclusive license to the relevant Target Company and/or Target Subsidiary and their controlled Affiliates to use such Intellectual Property in the operation of the business of such Target Company or Target Subsidiary as conducted or proposed to be conducted as of the Closing Date and natural extensions thereof (which license would be deemed effective as of the Closing Date). Neither Parent nor any of its

wholly owned subsidiaries shall have any obligation to grant any such license to Intellectual Property if (i) it does not have the right to do so or if doing so would cause Parent or any of its wholly owned subsidiaries to incur any payment or other obligation to any Person, and/or (ii) Parent or any of its wholly owned subsidiaries has any reasonable confidentiality or security concerns in relation to its core defense business. With respect to any Intellectual Property identified as being used (but not primarily used) in the Business, any such license to such Intellectual Property may be subject to Parent and Buyer (or such Target Company or Target Subsidiary, as applicable) mutually agreeing upon royalties and/or other payments to Parent and/or Sellers, as applicable. This covenant shall not apply (x) to the extent otherwise provided or contemplated in Section 6.5 of this Agreement or in any Ancillary Agreement or (y) without limiting the foregoing, and for the avoidance of doubt, to training materials which shall be governed exclusively by the PP&P License Agreement included in the Ancillary Agreements.

Section 6.6 Labor Matters: WARN Act.

(a) If Buyer takes any action after the Closing Date which independently, or in connection with any reduction in the size of the Business’ work force occurring within the ninety (90) day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or any similar applicable state or local law, regulation or ordinance, Buyer shall be responsible for providing any notice required by the WARN Act (or such similar legal obligation) and Buyer and Parent shall be jointly responsible for making all payments (including compensation and benefits payable or provided during any notice period), if any, required by the WARN Act based on the number of people terminated before and after the Closing. Provided that on or prior to the Closing Date, Parent has provided Buyer with a list of employee layoffs and location in the 90 day period preceding the Closing Date, any and all penalties and costs (of Buyer or Parent or its Subsidiaries), if any, which may result from any failure to provide any notice required by the WARN Act shall be the sole responsibility of Buyer.

Section 6.7 Insurance.

(a) For a period of two (2) years from and after the Closing Date, Buyer shall, and shall cause the Target Companies to, maintain aircraft product liability insurance policies with insurance companies that have a current A.M Best rating of not less than “A-”, and for a period of three (3) years thereafter, Buyer shall maintain aircraft product liability insurance policies with insurance companies that have a current A.M Best rating of not less than “A-” unless the annual premiums required to be paid with respect to such insurance policies exceed 110% of the premiums of such insurance policies with respect to the prior year. Such insurance policies shall designate Parent and each Seller and each of their respective Affiliates, as its interest may appear, as additional insureds. The limits of liability, deductibles or retentions of such product liability insurance shall be similar in all material respects to the limits of liability, deductibles or retentions maintained by companies of a similar financial size and a similar business purpose as Buyer after giving effect to the transactions contemplated hereby.

(b) Except with respect to the Retained Insurance Liabilities, Parent shall provide reasonable cooperation to Buyer in order to afford Buyer the right to receive payment, after the Closing, under any insurance policies of Parent covering the Business prior to the

Closing (the “Existing Policies”) with respect to any claim or loss covered by such policies that relates to any of the assets or liabilities of the Business, including without limitation claims currently being processed under such insurance policies. Buyer shall promptly notify Parent of the occurrence of any events that might form the basis of such an insurance claim and the amount of such claim, and shall have the right to tender claims under the Existing Policies. Any such rights of Buyer to receive payment on any such insurance claim shall be subject to any deductibles, self-insured retentions, retained amounts, retentions or exclusions, to Buyer’s payment of any retrospectively rated premiums that become due and payable after the Closing, and to the other terms of the applicable insurance policy. If so requested by Parent, Buyer shall, as a condition to receiving payment on any such insurance claim, make arrangements reasonably satisfactory to Parent for the payment directly to the applicable insurance carrier of any amounts which are the responsibility of Buyer in accordance with the immediately preceding sentence. Section 6.7(b) shall not require Parent to convert any “claims made” policy to an “occurrence based” policy and shall not obligate Parent to maintain any insurance policy in effect such that it covers claims made or events occurring after the Closing. Notwithstanding the foregoing, after the Closing, in no event shall Parent or its Affiliates (i) have any obligation to pursue an insurer under any of the policies of Parent on behalf of any of the Buyer Entities or (ii) have any liability to any of the Buyer Entities as a result of the refusal by an insurer under any of the policies of Parent to reimburse or pay any of the Buyer Entities with respect to any claim submitted by any of the Buyer Entities.

(c) To the extent reasonably available, for a period of five (5) years from and after the Closing Date, Parent and the Sellers agree to continue to provide the Target Companies and Target Subsidiaries with (i) updated loss information regarding pre-closing occurrences and (ii) access to engineering or safety surveys completed by insurers prior to Closing.

Section 6.8 [Intentionally Omitted].

Section 6.9 Confidentiality. From the date hereof through the Closing Date, the Confidentiality Agreements shall remain in full force and effect in accordance with its terms. From and after the Closing Date, Buyer and its Affiliates will treat and hold as such any Confidential Information (other than Confidential Information of the Target Companies and Target Subsidiaries) that it or its Affiliates received from Parent, the Sellers or the Target Companies or Target Subsidiaries in accordance with the Confidentiality Agreements.

Section 6.10 Confidentiality Agreements. At Closing, Parent and the Sellers shall (a) deliver or cause to be delivered to Buyer true and complete copies of each confidentiality or non-disclosure agreement (other than with Affiliates of Buyer or pursuant to any Ancillary Agreement) entered into at any time in connection with the potential sale of the Target Companies and that relates in any way to the Target Companies or the Target Subsidiaries (each an “NDA”) and (b) irrevocably assign to Buyer Parent’s and the Sellers’ right, title and interest in and to each NDA (such assignment to be in form and substance reasonably satisfactory to Buyer).

Section 6.11 Post-Closing Access. For a period of 3 (three) years from and after the Closing Date, Parent and the Sellers will permit representatives of Buyer (including legal counsel, accountants and financing sources) to have reasonable access at all reasonable times and upon reasonable notice, to all premises, properties, personnel, books, records (with respect to tax records, only to the extent such tax records pertain to the Target Companies and Target Subsidiaries and not to Group Taxes), contracts, and documents of or pertaining to each of the Target Companies and Target Subsidiaries to the extent reasonably necessary in connection with (x) a Tax audit of (or the determination of any Tax attribute of) any of the Target Companies or Target Subsidiaries or (y) the preparation of historical financial statements (and pro-forma or other adjustments thereto) of the Target Companies or Target Subsidiaries, in each case to the extent related to pre-Closing periods, excluding access to information that is privileged, subject to confidentiality provisions, relates to Affiliates of Parent other than the Target Companies and Target Subsidiaries or that is subject to legal restrictions on access. Buyer will use its reasonable best efforts to ensure that such access does not unreasonably interfere with the normal business operations of Parent or its Subsidiaries. Buyer shall keep all information and records that are not related to the Target Companies or Target Subsidiaries that it receives as a result of this Section 6.11 confidential and shall limit the use and circulation of such information and records to employees, advisers, attorneys, accountants, and financial advisors having an actual and legitimate need to know and only to the extent reasonably necessary and who are informed of the confidential nature of the information and records and are required to keep it confidential in accordance with this provision, except with respect to such confidential information that (A) was known to Buyer before its disclosure by Parent and the Sellers, (B) is, or shall become, generally known in the Buyer’s industry other than as a result of Buyer’s disclosure in violation of this Section 6.11. (C) shall be disclosed to the Buyer by a third party not known by Buyer to be under any obligation to keep such information confidential, or (D) Buyer is required or compelled by Law to disclose (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process or as necessary for Buyer to disclose in connection with filing Tax Returns or registering securities or filing documents with regulatory authorities under applicable securities laws); provided, however, that if Buyer is required or compelled by Law to produce any such confidential information, Buyer will provide Parent with prompt written notice. The access referenced herein shall be afforded to Buyer and its representatives upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.11.

Section 6.12 Employee Leases. To the extent that any Employee Lease is not assigned to a Target Company or Target Subsidiary prior to Closing, the Parties shall cooperate to ensure that such Employee Lease is assigned to a Buyer Entity (as directed by Buyer) as reasonably as practical following Closing.

Section 6.13 Administration of Raytheon Corporate Jets Pension Scheme. Following the Closing, RASL shall continue to administer the Raytheon Corporate Jets Pension Scheme for the full term of such scheme. As consideration therefore, at the Closing U.K. Buyer shall pay to RASL an amount equal to £510,204, by delivery of cash payable by wire transfer or delivery of other immediately available funds.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1 Conditions to Buyer’s Obligation. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver by Buyer if legally permissible, of the following conditions:

(a) except with respect to representations and warranties that address matters of a certain date, which need only be true and correct as of such certain date, the representations and warranties set forth in Section 3.1 and Article IV above (which for purposes of this Section 7.1(a) shall be deemed not to include any qualification with respect to materiality whether by reference to “Material Adverse Effect,” “in all material respects” or otherwise) shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date, except for breaches of such representations and warranties that, individually or in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect;

(b) Parent and the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Parent and each Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a) through Section 7.1(c) is satisfied in all respects;

(e) all applicable waiting periods (and any extensions thereof) or required approvals, authorizations or consents under the Hart-Scott-Rodino Act, other applicable domestic laws or regulations (other than completion of the Exon-Florio Amendment review process and the approval from the DSS under the NISPOM referred to in Section 5.10 above) or any similar applicable law or regulation in the European Union or under any other foreign jurisdiction shall have expired, been obtained or otherwise been terminated, as applicable;

(f) no change, event, development or effect shall have occurred since the Balance Sheet Date which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect;

(g) Parent shall have delivered to Buyer a certificate regarding RAHI, in compliance with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that RAHI is not a foreign person;

(h) Parent shall have delivered to Buyer an executed counterpart to each of the Ancillary Agreements;

(i) all Intercompany Payables and Intercompany Receivables shall have been canceled pursuant to documentation in form and substance reasonably satisfactory to Buyer;

(j) the industrial revenue bonds set forth on Section 7.1(j) of the Disclosure Schedule shall have been transferred to Buyer, an Affiliate of Buyer or any of the Target Companies or Target Subsidiaries pursuant to documentation in form and substance reasonably satisfactory to Buyer; and

(k) all actions to be taken by Parent and the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

Section 7.2 Conditions to Obligations of Parent and the Sellers. The obligations of Parent and the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction, or waiver by Parent or the Sellers if legally permissible, of the following conditions:

(a) except with respect to representations and warranties that address matters of a certain date, which need only be true and correct as of such certain date, the representations and warranties set forth in Section 3.2 above (which for purposes of this shall be deemed not to include any qualification with respect to materiality whether by reference to “Material Adverse Effect,” “in all material respects” or otherwise) shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date, except for breaches of such representations and warranties that, individually or in the aggregate, would not have or would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Buyer shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 7.2(a) through Section 7.2(c) is satisfied in all respects;

(e) all applicable waiting periods (and any extensions thereof) or required approvals, authorizations or consents under the Hart-Scott-Rodino Act, other applicable domestic laws or regulations or any similar applicable law or regulation in the European Union or under any foreign jurisdiction shall have expired, been obtained or otherwise been terminated, as applicable, and Buyer shall have received written notice from CFTUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transactions contemplated by this Agreement, or no such determination shall be required.

(f) with respect to each Seller Guarantee (other than a Seller Guarantee of a Forward Foreign Exchange Hedging Contract), Buyer shall have either (i) effected replacement arrangements, in accordance with Section 5.9, reasonably satisfactory to Parent and the Sellers, or (ii) delivered to Parent an irrevocable, unconditional standby letter of credit in favor of Parent in an amount equal to the amount of such Seller Guarantee, issued by a bank rated “A” or better by Standard & Poor’s, in form and substance reasonably satisfactory to Parent;

(g) with respect to each Seller Guarantee of a Forward Foreign Exchange Hedging Contract, the Buyer Entities shall have either (i) delivered to Parent a full and complete release from such Seller Guarantee in accordance with Section 5.9. reasonably satisfactory to Parent and the Sellers, (ii) delivered to Parent an irrevocable, unconditional standby letter of credit in favor of Parent in accordance with Section 5.9. reasonably satisfactory to Parent and the Sellers, or (iii) delivered irrevocable instructions to the dealer counterparty to such Forward Foreign Exchange Hedging Contract terminating such Forward Foreign Exchange Hedging Contract effective as of the opening of business of the business day immediately following the Closing Date;

(h) Buyer shall have delivered to Parent an executed counterpart to each of the Ancillary Agreements; and

(i) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent.

Parent and the Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

ARTICLE VIII

REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 8.1 Survival of Representations and Warranties; Materiality. Except as set forth below, all of the representations and warranties of Parent and the Sellers contained in Section 4.3 through Section 4.25 of this Agreement (other than Section 4.5 (Subsidiaries), 4.9 (Tax Matters), 4.15(f) (PBGC Liability) and Section 4.16 (Environmental, Health, and Safety Matters)) shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter. All of the representations and warranties of Buyer, Parent and the Sellers contained in Article III and Sections 4.1 (Organization, Qualification and Corporate Power), Section 4.2 (Capitalization) and Section 4.5 (Subsidiaries) hereof shall survive the Closing and continue in full force and effect for a period of six (6) years thereafter (subject to any applicable statutes of limitations shorter than such period). The representations and warranties of Parent and the Sellers contained in Section 4.15(f) (PBGC Liability) shall survive the Closing and continue in full force and effect until 60 days after the expiration of the statute of limitations with respect thereto. The representations and warranties of Parent and the Sellers contained in Section 4.9 (Tax Matters) shall survive the Closing and continue in full force and effect for a period of five (5) years thereafter (subject to any applicable statutes of limitations shorter than such period). The representations and warranties of Parent and the Sellers contained in Section 4.16 (Environmental, Health, and Safety Matters) shall survive the Closing and continue in full force and effect for a period of three (3) years thereafter (subject to any applicable statutes of limitations shorter than such period). For purposes of determining whether there has been a breach of any representation or warranty and the Adverse Consequences attributable to such breach of representation or warranty, all qualifications as to materiality whether by reference to “Material Adverse Effect,” “in all material respects” or otherwise shall be disregarded (in each case except with respect to any of the representations and warranties contained in Section 4.6(c), as to which such Material Adverse Effect qualification shall be given effect).

Section 8.2 Indemnification Provisions for Buyer’s Benefit.

(a) Subject to Section 8.6 below, in the event Parent or any of the Sellers breaches any of its representations, warranties and covenants contained herein or in the Asset Purchase Agreement, provided that Buyer makes a written claim for indemnification against Parent pursuant to Section 12.7 below within the applicable survival period, Parent and the Sellers shall indemnify Buyer, its Affiliates, officers, directors, employees and agents (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences arising out of such Seller’s breach. In addition, Parent and the Sellers shall indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences arising out of (i) any liability of Parent or any of its Affiliates that is not a liability of the Target Companies or Target Subsidiaries or (ii) any Retained Liabilities.

(b) Parent and the Sellers shall indemnify Buyer from and against the entirety of any Adverse Consequences arising from (i) the presence of Hazardous Substances at, on, about, under, within or migrating to or from any real property formerly owned, leased or operated by the Target Companies, the Target Subsidiaries or any of their predecessors (the “Former Facilities”), (ii) the generation by, transportation from, arranging for disposal and/or disposal by, any Former Facilities of any Hazardous Substances or (iii) any claim by any third party (other than a Governmental Entity) for personal injury or property damage arising from any alleged exposure on or prior to the Closing to Hazardous Substances at, on, under, within or migrating from any of the Facilities. With respect to any claim for indemnification under this Section 8.2(b), Parent, the Sellers and Buyer shall cooperate with each other and render to each other such assistance as the other may reasonably request, which assistance shall include, without limitation, allowing reasonable access to property, making appropriate personnel available and providing factual background and technical data.

(c) Any Adverse Consequences indemnifiable both under (i) Section 8.2(a) based on any breach of the representations or warranties set forth in Section 4.16, and (ii) Section 8.2(b) or the second sentence of Section 8.2(a), shall be subject exclusively to the terms and limitations of this Article VIII applicable to claims for indemnification under Section 8.2(b) or the second sentence of Section 8.2(a).

Section 8.3 Indemnification Provisions for Benefit of Parent and the Sellers. In the event Buyer breaches any of its representations, warranties, and covenants contained herein or in the Asset Purchase Agreement, provided that Parent or any of the Sellers makes a written claim for indemnification against Buyer pursuant to Section 12.7 below within the applicable survival period, Buyer shall indemnify Parent and the Sellers from and against the entirety of any Adverse Consequences arising out of or in connection with such breach by Buyer.

Section 8.4 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party’”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party’”) under this Article VIII, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(c) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8.4(b) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(d) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).

(e) This Section 8.4 shall not apply to Tax Proceedings, which shall be subject to the provisions of Section 10.4.

Section 8.5 Indemnification Procedures for Environmental Matters. Notwithstanding anything herein to the contrary, with respect to any claim for indemnification arising from any breach of the representations or warranties set forth in Section 4.16 relating to any of the Facilities:

(a) Parent and the Sellers shall have the right to control the defense or negotiation (including, without limitation, any investigatory, response and remedial actions) of any matters as to which it is responsible to indemnify Buyer under Section 8.2(a) based on any breach of the representations or warranties set forth in Section 4.16 (a “Seller Controlled Environmental Matter”) to the extent the Deductible has been exceeded, with attorneys, consultants, contractors, and experts reasonably acceptable to Buyer; provided, however, that notwithstanding anything herein to the contrary and to the extent the Deductible has not been exceeded, Buyer shall provide reasonable notice to, and reasonably consult with, Parent and the Sellers with respect to any matters arising from or related to a breach of the representations or warranties set forth in Section 4.16 as is reasonably necessary to enable Parent and the Sellers to timely assume the control of the defense or negotiation of any Seller Controlled Environmental Matter. No compromise or settlement in respect of any Seller Controlled Environmental Matter may be reached by the Parent or the Sellers without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) With respect to any Seller Controlled Environmental Matter, Buyer shall have the right to (i) participate in any material meetings or negotiations with any governmental entity or other third party (excluding meetings attended solely by counsel, consultants or other experts retained by Parent or the Sellers, in which case counsel, consultants or other experts retained by Buyer shall have such right), and shall be provided with reasonable advance notice of the same, and (ii) to the extent practicable, review in advance and provide comments on any documents proposed to be submitted to governmental entities or other third parties, including, without limitation, any proposed or final work plan, report, compliance schedule, compliance or consent order, decree or agreement, which comments shall in good faith be considered for incorporation by Parent and the Sellers. Buyer, Parent and the Sellers covenant and agree to maintain the confidence of all drafts and comments provided by the other party.

(c) Parent, the Sellers and Buyer shall cooperate with each other and render to each other such assistance as the other may reasonably request, which assistance shall include, without limitation, allowing reasonable access to property, making appropriate personnel available and providing factual background and technical data.

(d) Buyer shall not have any right to indemnification for any Adverse Consequences to the extent that the environmental conditions underlying such Adverse Consequences are discovered as a result of any sampling or testing of any soil, groundwater or other environmental media or material that is not (i) required by Environmental, Health, and Safety Requirements, (ii) reasonably necessary in connection with defense of an unsolicited third party claim or Governmental Entity directive, (iii) necessary for the lawful completion of a construction project undertaken for business reasons independent of the availability of indemnification hereunder, or (iv) necessary in the reasonable judgment of Buyer in the conduct of its business independent of the availability of indemnification hereunder (after reasonable notice to, and consultation with, Parent and the Sellers) to investigate facts first obtained after the Closing Date indicating the potential existence of conditions of contamination or non-compliance with Environmental, Health, and Safety Requirements, which, if confirmed, would require investigation, remediation, response action, or other action to correct such non- compliance, in each case pursuant to Environmental, Health, and Safety Requirements. Buyer shall not have any right to indemnification with respect to any investigatory, response or remedial action except to the extent such action is required by Environmental, Health, and Safety Requirements and then only to the extent of any such action reasonably necessary to attain compliance in a cost effective manner with Environmental, Health, and Safety Requirements assuming continued commercial or industrial use of the subject property and employing risk based standards, engineering controls and institutional controls (including, without limitation, deed restrictions and activity and use limitations) where available and appropriate given the current use of the Facility that is the subject of such action.

Section 8.6 Limitations on Indemnification.

(a) Notwithstanding the foregoing, Parent and the Sellers shall not be required to indemnify Buyer pursuant to Section 8.2 for any Adverse Consequences arising from the breach of any representations or warranties of Parent or the Sellers contained in Section 4.6 through Section 4.25 of this Agreement (other than Section 4.15(f)) unless and until the aggregate amount of all such claims is at least 1% of the Purchase Price (the “Deductible”) (and Parent and the Sellers shall only be required to indemnify Buyer for such claims in excess of the Deductible). The aggregate liability of Parent and the Sellers under this Article VIII for breaches of any representations or warranties contained in this Agreement or any Ancillary Agreement is limited to an amount equal to $200,000,000.

(b) Notwithstanding anything to the contrary herein, Parent and the Sellers shall not be obligated to indemnify Buyer against any Adverse Consequences arising from or relating to any claim or liability to the extent such claim or liability is taken into account in determining the adjustment to the Preliminary Purchase Price pursuant to Section 2.9 above; and

(c) In valuing an Adverse Consequence, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market value, book or historical value which may have been paid by Buyer whether or not such multiple, increase factor or other premium had been used by Buyer at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price or its final purchase price.

(d) Notwithstanding anything to the contrary herein, Parent and the Seller shall only be obligated to indemnify Buyer against 75% of any Adverse Consequences arising from the breach of any representations or warranties of Parent or the Sellers contained in Section 4.16 that Parent and the Sellers would otherwise be obligated to indemnify Buyer against pursuant to this Article VIII.

(e) Notwithstanding anything to the contrary contained in this Agreement, no Party may recover any claims for indemnification pursuant to this Article VIII for punitive, special, consequential, incidental or opportunity cost damages of any kind, loss of reputation or goodwill, stigma damages, loss of property value, damages related to delays in business plans, site development or redevelopment or associated income streams, natural resource damages, or the loss of anticipated or future business or profits other than to the extent that a Third Party Claim results in the payment by the Indemnified Party to a third party of such damages.

(f) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have any right to indemnification under this Agreement with respect to any matters arising under Environmental, Health and Safety Requirements for any Adverse Consequences to the extent the facts, events or circumstances giving rise to such Adverse Consequences are caused or exacerbated by any willful or grossly negligent act or omission of Buyer, any Buyer Indemnitee, or (except with respect to such indemnification under Section 8.2(a)(ii), 8.2(b)(i) or 8.2(b)(ii)) any third party, after the Closing Date.

(g) Notwithstanding anything to the contrary contained in this Agreement, Parent and the Sellers shall not be obligated to indemnify Buyer against any Adverse Consequences under Section 8.2(b)(iii) with respect to any claim for indemnification that is not asserted in writing before the fifth anniversary of the Closing Date.

Section 8.7 Determination of Adverse Consequences. All indemnification payments under this Article VIII shall be paid by the Indemnifying Party net of any insurance coverage that is available to the Indemnified Party after giving effect to any increase in insurance premiums as a result thereof. All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

Section 8.8 Exclusive Remedy. The Parties acknowledge and agree that, except as otherwise set forth in Articles IX, X, XI, Section 12.15 and in any Ancillary Agreement, the foregoing indemnification provisions in this Article VIII shall be the exclusive remedy of the Parties with respect to the Retained Liabilities, the Target Companies and Target Subsidiaries, the Business, and the transactions contemplated by this Agreement and the Ancillary Agreements (other than claims for fraud). Without limiting the generality of the foregoing, (i) the Parties acknowledge and agree that they shall not have any remedy after the Closing for any breach of the representations and warranties in Articles III or IV above following the applicable survival period set forth in Section 8.1 above, provided, that such representations and warranties shall survive beyond such survival periods with respect to any breach thereof if written notice thereof shall have been duly given within the applicable survival period and (ii) Buyer understands and agrees that its right to indemnification under Section 8.2(a) for breach of the representations and warranties contained in Section 4.16 and under Section 8.2(b) shall constitute its sole and exclusive remedy against Parent, the Sellers and their Subsidiaries with respect to any environmental, health, or safety matters relating to the Facilities, the Former Facilities, and all other past, current, or future facilities, properties, or operations of the Business, the Target Companies and Target Subsidiaries and all of their respective predecessors or Affiliates, including without limitation any such matter arising under the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental, Health, and Safety Requirements, and Buyer hereby waives any right (aside from such right to indemnification), whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Parent, the Sellers or their Subsidiaries, and hereby releases each of Parent, the Sellers and their Subsidiaries from any claim, demand, or liability, with respect to any such matters.

ARTICLE IX

EMPLOYEE BENEFITS MATTERS

Section 9.1 Communications. From the date hereof until the Closing, Buyer shall not distribute any communications to any Employees of the Business except the Employees of the Business set forth on Section 9.1 of the Disclosure Schedule, whether relating to employee benefits or post-Closing terms of employment or otherwise, without the prior written consent of Parent (which shall not be unreasonably withheld). Parent and Buyer shall agree on the contents of any written communications that Parent or its Subsidiaries intend to give to any Employees of the Business regarding or relating to the transactions contemplated hereby. Parent shall reasonably entitle Buyer to participate in connection with any negotiations or consultation process with works councils that are required to accomplish the transfer of any Employees of the Business to the Buyer Entities.

Section 9.2 Pay and Benefits. For a period of six (6) months immediately after the Closing Date, except as governed by any applicable Collective Bargaining Agreement, the Buyer

Entities shall provide to Employees of the Business the same base salary or wage rates and the same bonus and other incentive compensation opportunities (other than equity based opportunities), as applicable, and employee benefits under plans, programs and arrangements which, in the aggregate, will provide compensation and benefits to the Employees of the Business which, taken together, are no less favorable to the Employees of the Business than compensation and benefits provided to Employees of the Business immediately prior to the Closing Date. Buyer agrees (i) to adopt and establish effective as of the Closing Date the Retention Plan in the form attached hereto as Exhibit I (the “Retention Plan”) and (ii) to comply with the terms of the Retention Plan as set forth on Exhibit I. Promptly, but in any event within 10 business days, after each Vesting Date (as defined in the Retention Plan on the date hereof), Buyer shall pay to Parent an amount in cash equal to any amounts that were scheduled to vest and become payable on such Vesting Date in accordance with Section 4 of the Retention Plan but were subject to forfeiture on such date pursuant to the terms of Section 5 of the Retention Plan as set forth in Exhibit I on the date hereof.

Section 9.3 Non-U.S. and Non-U.K. Employees of the Business. Notwithstanding Section 9.2 above, effective from and after the Closing Date, with respect to non-U.S., non-U.K. Employees of the Business, the Buyer Entities shall provide to such employees terms and conditions of employment (including employee pension and benefit plans, programs or arrangements) to the extent required by applicable law in any non-U.S. jurisdiction and non-U.K. jurisdiction.

Section 9.4 Severance. The Buyer Entities shall provide severance or similar termination benefits to each Employee of the Business who is covered by the RAC severance policy attached hereto as Exhibit H (the “RAC Severance Policy”) immediately prior to the Closing Date and whose employment is terminated by the Buyer Entities within the six (6) month period immediately following the Closing Date at least as favorable to the Employees of the Business as those contained in the RAC Severance Policy.

Section 9.5 Service and Waiver. Effective from and after the Closing Date, the Buyer Entities shall (a)(i) recognize, for all purposes under all Assumed Employee Benefit Plans and under any new vacation or severance pay plans, service prior to the Closing Date with Parent, Parent’s Subsidiaries, the Target Companies and the Target Subsidiaries (and their successors), to the same extent recognized under such plan prior to the Closing Date, and (ii) recognize, for purposes of eligibility and vesting under all employee benefit plans, programs and arrangements established by the Buyer Entities after the Closing Date for the benefit of the Employees of the Business, service with Parent, Parent’s Subsidiaries, the Target Companies and the Target Subsidiaries (and their successors) to the same extent such service was recognized prior to the Closing Date under the comparable plan of Parent, Parent’s Subsidiaries, Target Companies or the Target Subsidiaries (including any Assumed Employee Benefit Plan) and (b) waive any pre-existing exclusion requirements under all employee health and other welfare benefit plans continued, established or maintained by the Buyer Entities for the benefit of the Employees of the Business. In addition, any eligible expenses incurred by any Employee of the Business (and his or her covered dependents) during the plan year in which the Closing Date occurs shall be taken into account under the Buyer Entities’ group health plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to Employees of the Business (and his or her covered dependents).

Section 9.6 Collective Bargaining Agreements. Effective from and after the Closing Date, with respect to Employees of the Business covered by Collective Bargaining Agreements, the Buyer Entities shall remain bound by such Collective Bargaining Agreements and provide to such employees the same terms and conditions of employment (including employee pension and benefit plans, programs or arrangements) to the extent required by the applicable Collective Bargaining Agreements. Buyer will indemnify and hold Parent and the Seller harmless for any Adverse Consequences they may suffer as a result of any of the Buyer Entities’ failure to comply after Closing with the Collective Bargaining Agreements or any changes to the terms and conditions of those Agreements agreed to by Buyer after Closing.

Section 9.7 Assumption.

(a) Prior to the Closing Date, Parent and the Sellers shall cause sponsorship of the RAHI Base Retirement Income Plan to be transferred to the Target Company or Target Subsidiary designated by Buyer. No earlier than ten (10) days prior to the Closing Date, Parent shall make cash contributions to each of the Raytheon Aircraft Holdings, Inc. Base Retirement Income Plan, the Raytheon Aircraft Company Retirement Income Plan for Hourly Paid Employees and the Raytheon Aircraft Company Retirement Income Plan for Salaried Employees (the “Funded Plans”) in the amount sufficient to cause the assets of the Funded Plans as of the Closing Date to equal (x) the accumulated benefit obligation as of December 31, 2006 (which amount shall be disclosed to Buyer no later than five (5) Business Days prior to the Closing Date) , as determined by the Funded Plan’s enrolled actuary under FAS 87 using actuarial assumptions as set forth in Section 9.7(a) of the Disclosure Schedule, plus (y) an additional cash contribution totaling $3,000,000 in the aggregate (allocated to each such plan as determined by the Parties) (the “Funded Plan Contributions”). If the Funded Plan Contributions cannot be accurately determined by the Closing Date, Parent shall make estimated Funded Plan Contributions to the Funded Plans on the Closing Date. If the estimated Funded Plan Contributions exceed the Funded Plan Contributions, Buyer shall, as soon as practicable, but in no event later than thirty (30) days after the Closing Date, reimburse Parent the amount of the excess. If the estimated Funded Plan Contributions are less than the Funded Plan Contributions, Parent shall, as soon as practicable, but in no event later than thirty (30) days after the Closing Date, make a cash contribution to the Funded Plans after the Closing Date in the amount of the shortfall (or, if Parent cannot make tax deductible contributions post Closing, the amount of the shortfall shall reduce the Preliminary Purchase Price). Parent, the Sellers, and the Buyer Entities shall cause assets that are held in trust and relate to liabilities assumed by the Buyer Entities with respect to Funded Plans to be transferred to a trust or trusts that are associated with such plans and are subject to the direction of one or more of the Buyer Entities. As soon as administratively feasible after the Closing Date, Parent, the Sellers and the Buyer Entities shall, in accordance with Section 414(1) of the Code, complete any remaining de minimis pension asset transfers necessary to reflect pre-closing employment transfers between (i) Parent, the Sellers or their other Subsidiaries and (ii) the Target Companies and Target Subsidiaries.

(b) The Sellers shall pay 100% of the amounts payable under the Retention Agreements. Effective from and after the Closing Date, the Buyer Entities shall assume, honor, and perform all obligations and liabilities for (i) all accrued but unused vacation and sick days to which any Employee of the Business has earned as of the Closing Date, (ii) subject to the Ancillary Agreements, claims for hospital, medical, dental or other health benefits, expenses or other reimbursements relating to any medical service, product or confinement provided to or in respect of any Employee of the Business (or his or her eligible dependents) incurred at any time, (iii) subject to the Ancillary Agreements, claims for disability benefits but solely to the extent the disability arose on or after the Closing Date and such payments thereof are due on or after the Closing Date, and (iv) all obligations and liabilities with respect to (A) the Assumed Employee Benefit Plans and (B) the Raytheon Company Excess Pension Plan attributable to Raytheon Aircraft Company, including all pension obligations and liabilities thereof,

ARTICLE X

TAX MATTERS

Section 10.1 Tax-Sharing Agreements. Any tax-sharing agreement between any Person (other than a Target Company or a Target Subsidiary) and any of the Target Companies or Target Subsidiaries shall be terminated as of the Closing Date without further liability to any party to such agreement.

Section 10.2 Taxes of Other Persons.

(a) Parent and the Sellers agree to be responsible for and to indemnify Buyer, the Target Companies and Target Subsidiaries and their Affiliates from and against (i) all Tax liabilities of the Target Companies and the Target Subsidiaries for any Pre-Closing Tax Period, (ii) all Group Taxes for all taxable periods that end on, prior to or include the Closing Date and (iii) all Tax liabilities of RASL, Parent and any Affiliate of Parent that is not a Target Company or a Target Subsidiary.

(b) Buyer agrees to be responsible for and to indemnify Parent and its Affiliates from and against all Tax liabilities of the Target Companies and Target Subsidiaries (other than RASL) for any Post-Closing Tax Period.

Section 10.3 Returns for Periods Through the Closing Date.

(a) Group Returns. Parent shall prepare and file or cause to be prepared and filed all Group Tax Returns and all Tax Returns of RASL for all taxable periods ending on, prior to or that include the Closing Date. Parent shall pay all Taxes in connection with such Tax Returns. Each Target Company (Buyer with respect to RASL) and each Target Subsidiary shall timely furnish Tax information and pro forma Group Tax Returns to Parent with respect to such Target Company or such Target Subsidiary in accordance with past custom and practice as reasonably requested by Parent for the preparation of the Group Tax Returns to be prepared by Parent pursuant to the preceding sentence. Parent shall provide Buyer with a copy of the portion of such Tax Return that relates to a Target Company or a Target Subsidiary ten (10) days after the filing of such Tax Return other than with respect to RASL, and shall provide a copy of any RASL Tax Return at such reasonable time after the filing of such Tax Return as may be requested in writing by Buyer. If Parent intends to use a pro forma Group Tax Return or Tax information that differs from that provided by Buyer with respect to such Group Tax Return, Parent shall provide Buyer a copy of such pro forma Group Tax Return or such Tax information twenty (20) days prior to the filing of the relevant Group Tax Return by Parent, or, if later, as soon as reasonably practical after Parent decides to use a pro forma Group Tax Return or Tax information that differs from that provided by Buyer.

(b) Non-Group Returns. Buyer shall prepare and file or cause to be prepared and filed each Tax Return required to be filed by or with respect to a Target Company (other than RASL) or a Target Subsidiary for any taxable period ending on, prior to, or including the Closing Date that is not a Group Tax Return. Buyer shall provide Parent with a copy of each Tax Return prepared pursuant to the preceding sentence with respect to which Buyer will seek indemnification pursuant to Section 10.2(a) together with all necessary supporting work papers at least twenty (20) days prior to the due date of such Tax Return for Parent’s review and comment, accompanied by a statements setting forth and calculating in reasonable detail the Taxes for any Straddle Period allocable to the Pre-Closing Tax Period. With respect to each such Return that is not a Straddle Return, Buyer shall consider in good faith any comments by the Sellers and shall incorporate such comments to the extent such comments are in accordance with Tax law and comport with the methodology set forth in Section 10.3(c). With respect to each such Tax Return that is a Straddle Return, Buyer shall consider in good faith any comments by the Sellers. Buyer shall remit to the appropriate Tax authorities all Taxes of a Target Company or a Target Subsidiary due with respect to such Tax Returns. Parent shall pay to Buyer, by wire transfer of immediately available funds, three (3) days prior to the date on which such Taxes are due the portion of such Taxes that relate to the Pre-Closing period or are the responsibility of Parent. For purposes of this Article X. in the case of any Taxes payable for a Straddle Tax Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes measured by gross receipts, sales and income, payroll, withholding (including employee withholding) and similar Taxes be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date, assuming that the taxable year of any pass-through entity in which any Target Company or Target Subsidiary owns an interest ended on and included the Closing Date.

(c) Preparation. All Tax Returns addressed in this Section 10.3 shall be prepared in accordance with the methodology used by Parent, the Sellers, and the Target Companies and Target Subsidiaries in prior taxable periods, except as required by law.

Section 10.4 Audits. Notwithstanding any other provision of this Agreement, Parent shall have the right to conduct and control any audit, dispute, administrative judicial or other Tax proceeding (a “Tax Proceeding”) with respect to any Group Tax Return and any Tax Return of RASL, for any taxable period ending on, prior to or that includes the Closing Date, provided, however, that Buyer shall be kept reasonably apprised of the conduct of such Tax Proceeding to the extent the audit relates to a Target Company or a Target Subsidiary. Parent shall also have the right to conduct and control any Tax Proceeding with respect to a Target Company or a Target Subsidiary for any tax periods ending on or prior to the Closing Date that is not with respect to a Group Tax Return, provided, however, that Buyer shall be kept apprised of the conduct of such Tax Proceeding and shall be entitled to participate in such audit at Buyer’s expense. Parent shall not be entitled to settle any Tax Proceeding of a Target Company or a

Target Subsidiary if such settlement could reasonably be expected to have any adverse effect on Buyer or any Affiliate of Buyer (including any adverse precedential effect) for any Post-Closing Tax Period, without the consent of Buyer, which shall not be unreasonably withheld. Buyer shall have the right to conduct and control any Tax Proceeding with respect to any Straddle Period, provided however, that to the extent related to any Pre-Closing Tax Period item for which Parent could be liable hereunder, Parent shall be kept apprised of the conduct of such Tax Proceeding and shall be entitled to participate in such audit at Parent’s expense. Buyer shall not be entitled to settle any Tax Proceeding of a Target Company or a Target Subsidiary if such settlement could reasonably be expected to create a liability hereunder for any Pre-Closing Tax Period item, without the consent of Parent, which shall not be unreasonably withheld.

Section 10.5 Cooperation. Parent and Buyer shall cooperate and cause their affiliates to cooperate with respect to the preparation of and the filing of any Tax Return and the Conduct of any Tax Proceeding addressed in this Article X. Buyer, the Target Companies, and the Target Subsidiaries shall, upon Parent’s request, provide records and information that are relevant to any Tax Return of Seller or any Subsidiary of Seller and any Tax Proceeding conducted by Seller and shall make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. With respect to Tax Returns for any Pre Closing Tax Period or the pre-Closing Date portion of any Straddle Period of any entity that was a Subsidiary of a Target Company or a Target Subsidiary prior to the transactions contemplated herein and which Tax Returns were historically prepared by personnel of a Target Company or a Target Subsidiary, Buyer shall make its personnel available to assist in the timely preparations of such Tax Returns, provided that (i) all out of pocket expenses borne in connection with the preparation of such returns shall be the responsibility of Parent, and (ii) Parent shall execute a release of Buyer and its Subsidiaries with respect to any liabilities related the preparation of such Tax Returns. Parent, Sellers, and their Affiliates shall, upon Buyer’s request, provide records and information that are relevant to any Tax Return of Buyer or any Subsidiary of Buyer and any Proceeding conducted by Buyer and shall make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Target Companies, and the Target Subsidiaries agree (a) to retain all books and records with respect to Tax matters pertinent to the Target Companies and Target Subsidiaries relating to any period prior to the end of the Closing Date until the later of (i) the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods and (ii) ten (10) years from the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give Parent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent so requests, Buyer, the Target Companies and the Target Subsidiaries, as the case may be, shall allow Parent to take possession of such books and records. Buyer may reasonably request and if so requested Parent shall provide Buyer with copies of the portion of any Group Tax Returns to the extent they relate to the Target Companies or the Target Subsidiaries.

Section 10.6 Indemnification for Post-Closing Transactions. Buyer agrees to indemnify Parent for any additional Tax owed by Parent and its Subsidiaries resulting from (a) any transaction engaged in by Buyer, the Target Companies (other than RASL) or Target Subsidiaries on the Closing Date not in the Ordinary Course of Business after Buyer’s purchase of the Target Interests or (b) any election pursuant to Section 338(g) of the Code with respect to a Foreign Target Subsidiary during or in respect of the taxable year of Parent that includes the Closing Date, that affects the amount, timing or character to Parent and its Subsidiaries of any Tax item relating to RASL or the Foreign Target Subsidiaries.

Section 10.7 Section 338(h)(10) Election. Parent and its Affiliates will join with the Buyer in making a joint election under Code Section 338(h)(10) (and any corresponding election under applicable state or local Law) to treat as an acquisition of assets (a “338(h)(10) Election”) the purchase and sale for tax purposes of RAC and each other Target Subsidiary (other than a Foreign Target Subsidiary) with respect to which Buyer requests. The Parent and Buyer shall cooperate fully with each other in the making of such elections. At the Closing, and at any such later time reasonably requested by Buyer, Parent shall deliver to the Buyer a duly executed Internal Revenue Service Form 8023 and any corresponding forms identified by Buyer under applicable state or local Law (collectively, the “Section 338 Election Forms”) with respect to each such election, and in each case such form shall or shall not be filed as determined by Buyer in its sole discretion. Buyer shall provide Parent with notice of the filing of each such election at least ten (10) days after the filing of each such election and on March 1, 2008 Buyer shall provide Parent with a complete list of each 338(h)(10) Election made, the Target Company or Target Subsidiary for which made and the jurisdiction in which made. In the event that the transactions contemplated by this Agreement fail to qualify for treatment under Section 338(h)(10) of the Code or any analogous provision of state or local law in whole or in part, Parent and the Sellers shall be responsible for and shall indemnify and hold the Buyer harmless from any Tax detriment suffered by the Buyer to the extent such failure to qualify is caused by Parent or its Affiliates. A failure to qualify for treatment under Section 338(h)(10) of the Code or an analogous provision of state or local law is “caused by Parent or its Affiliates” only if such failure is caused in whole or in part by any one or more of (i) a failure of the Parent to timely provide valid and properly executed Section 338 Election Forms, or (ii) any breach of Section 4.2, Section 4.5 or Section 4.9(n).

Section 10.8 Purchase Price Allocation. The Purchase Price paid to RAHI and paid to RASL shall be allocated among the assets of any Target Company treated as a disregarded entity for U.S. federal income tax purposes, and among the assets of any Target Subsidiary with respect to which a 338(h)(10) election has been made, as reasonably determined by Buyer and consented to by Parent, such consent not to be unreasonably withheld, in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate. Such allocations shall be set forth on a schedule to be prepared by the Buyer and delivered to Parent within 90 days after the determination of the Purchase Price pursuant to Section 2.9(b). Parent shall have 20 days following delivery of the allocations schedule to him to give written notice to Buyer (which notice shall contain reasonable supporting details) that Parent disputes the allocations set forth on such schedule. If Parent does not respond to Buyer within 20 days following delivery of the allocation schedule, Parent shall be deemed to have consented to the allocation set forth on such schedule. With respect to any items to be included on the allocations schedule as to which the Buyer and Parent are unable to agree, the allocations proposed by the Buyer shall be reflected on the allocations schedule provided that the Neutral Accountant determines that such allocation is reasonable. Buyer shall pay one half of the cost of any review by the Neutral Accountant under this Section 10.8(d) and Parent shall bear the other half of such cost. Parent and its Affiliates and Buyer and its Affiliates shall file all Tax Returns (including amended returns and claims for refund) consistent with such allocation.

Section 10.9 Tax Refunds and Credits. Any Tax refunds that are received by Buyer or any Target Company or Target Subsidiary, and any amounts credited against Tax to which Buyer or any Target Company or Target Subsidiary becomes entitled, that relate to a Pre-Closing Tax Period (other than refunds resulting from a carry back of net operating losses or other tax attributes to the Pre-closing Tax Period with respect to any Tax Return that is not a Group Tax Return which Buyer may carry-back only with Parent’s written consent, such consent not to be unreasonably withheld, and not to be withheld if such Tax losses or other Tax attributes cannot be carried forward in lieu of being carried back) shall be for the account of Parent, and Buyer shall pay over to Parent any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, net of the Tax and other costs incurred in connection therewith.

Section 10.10 Transfer Taxes. All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the sale and transfer of the Leased Real Property or Owned Real Property, tangible personal property and intangible personal property to Buyer (collectively, the “Transfer Taxes”), together with any reasonable out of pocket expenses directly related thereto and any interest, penalties or additions to such Transfer Taxes, shall be borne 50% by Buyer and 50% by Parent. Parent and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such laws, the amount of any such Transfer Taxes payable in connection therewith.

ARTICLE XI

TERMINATION

Section 11.1 Termination of Agreement. This Agreement may be terminated as provided below:

(a) Buyer, Parent and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Parent at any time prior to the Closing in the event (A) Parent or the Sellers have within the then previous ten business days given Buyer any notice pursuant to Section 5.5(a) above and (B) the development that is the subject of such notice has had a Material Adverse Effect;

(c) Unless Buyer has materially breached any of the provisions of this Agreement, which breach has not been cured, Buyer may terminate this Agreement by giving written notice to Parent at any time prior to the Closing in the event Parent or any Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Article IV above) in any material respect, Buyer has notified Parent of the breach, and the breach has continued without cure for a period of thirty days after the notice of breach;

(d) Unless Parent or any of the Sellers have materially breached any of the provisions of this Agreement, which breach has not been cured, Parent or any of the Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified Buyer of the breach, and the breach has continued without cure for a period of thirty days after the notice of breach;

(e) Parent or any of the Sellers may terminate this Agreement immediately on the date following the last day of the Marketing Period if Buyer has breached its obligation to give effect to a Closing pursuant to Section 2.3 and, at the time of such breach, all of the conditions in Section 7.1 would have been satisfied (other than conditions with respect to actions the respective Parties will take at the Closing itself) if Buyer fulfilled its obligations to give effect to a Closing pursuant to Section 2.3; and

(f) Either Parent or Buyer may terminate this Agreement if the Closing shall not have occurred on or before Termination Date (provided that the Termination Date shall be extended to the end of the Marketing Period if the Marketing Period commenced before the original Termination Date) and the party seeking to terminate this Agreement pursuant to this Section ll.l(f) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated hereby on or before the Termination Date.

Section 11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party as a result of a knowing breach of this Agreement); provided, however, that the confidentiality provisions contained in Section 5.4 above shall survive termination and the provisions of Article XI and Article XII (and all related definitions) shall survive.

Section 11.3 Pees. If (A) Parent or any of the Sellers terminates this Agreement pursuant to Section 11.1(d) or (B) Parent or any of the Sellers terminates this Agreement pursuant to Section 11.1(e). then Buyer shall pay $100,000,000 (the “Termination Fee”) to Parent as promptly as reasonably practicable (and, in any event, within three (3) business days following such termination). If Buyer fails to pay the Termination Fee (in whole or in part) to Parent pursuant to this Section 11.3 within the time period specified in this Section 11.3, Buyer shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including lawsuit, taken to collect payment of any such unpaid amount, together with interest on such unpaid amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date the Termination Fee was required to be paid until the date of the actual payment; provided, that if a court of competent jurisdiction determines in a final non-appealable order that Buyer (and the guarantors of Buyer’s obligations under this Section 11.3) does not owe the Termination Fee, Parent shall not be entitled to the amounts described in this sentence in any such action. Parent’s and the Sellers’ right to terminate this Agreement and receive the Termination Fee (as well as the costs, expenses and interest described above) from Buyer as described in this Section 11.3 shall be the sole and exclusive remedy of Parent and its Affiliates against Buyer and any of its Affiliates for any loss or damage suffered as a result of the breach of this Agreement by Buyer and the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, no Person shall have any rights or obligations under any Equity Financing Commitments or limited guarantees entered into in connection with this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure) and any Party may issue a press release upon entering into this Agreement after reasonable consultation with the other Parties.

Section 12.2 No Third-Party Beneficiaries. Other than as explicitly set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.3 Entire Agreement. This Agreement and the Ancillary Agreements (including the documents referred to herein and therein) constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Without limiting the foregoing, and except as otherwise expressly provided herein, effective as of the Closing Date, this Agreement and the Ancillary Agreements (including the documents referred to herein and therein) terminate and supersede all licenses, express or implied, and all other prior agreements and understandings, both written and oral, pursuant to which rights are granted by Parent or any of its Subsidiaries to any Target Company or any Target Subsidiary with respect to (i) the subject matter of any Ancillary Agreement and (ii) any other Intellectual Property used in the Business.

Section 12.4 Succession and Assignment. This Agreement and the Asset Purchase Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement, the Asset Purchase Agreement or any of his, her, or its rights, interests, or obligations hereunder or thereunder without the prior written approval of Buyer and Parent; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder or thereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder or thereunder and (iii) assign any or all its rights and interests, but not its obligations, hereunder or thereunder to any of its or any of its Affiliate’s financing sources (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder and thereunder).

Section 12.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail (followed by reputable overnight courier service or certified mail), or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent or the Sellers:

Raytheon Company
870 Winter Street
Waltham, Massachusetts 02451-1449
Attention:	Jay B. Stephens
Facsimile:	(781) 522-6471

with copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
153 East 53rd Street
39th Floor
New York, New York 10022
Attention:	Stephen Fraidin
Kimberly P. Taylor
Facsimile:	(212) 446-4900

If to Buyer:

c/o GS Capital Partners
85 Broad Street New York, NY 10004
Attention:	Sanjeev Mehra
Facsimile:	(212) 357-5505

and

c/o Onex Partners Advisor LP
161 Bay Street, 49th Floor
Toronto, ON M5J 2S1
Attention:	Nigel Wright
Facsimile:	(416) 362-5765

with copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:	Robert C. Schwenkel
Christopher Ewan
Facsimile:	(212) 859-4000

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 12.8 Governing Law; Jurisdiction; Venue; Waiver of Trial by Jury. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles thereof. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware sitting in New Castle County and the United States District Court of Delaware, and the appellate courts having jurisdiction of appeals in such courts, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and such Party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 12.7 above shall be effective service of process for any action, suit or proceeding brought against such Party in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware sitting in New Castle County or the United States District Court of Delaware and appellate courts having jurisdiction of appeals from any of the foregoing, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives any right to a trial by jury with respect to any action, suit or proceeding arising out of this Agreement or the transaction contemplated hereby.

Section 12.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 12.11 Expenses. Buyer and Parent, on its own behalf and on behalf of the Sellers and the Target Companies and Target Subsidiaries, each will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, except as provided in Section 10.10 above, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any reasonable out of pocket expenses related thereto and penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and the Asset Purchase Agreement shall be borne 50% by Buyer and 50% by Parent when due, and Buyer and Seller shall cooperate and shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 12.12 Bulk Transfer Laws. Buyer acknowledges that the Target Companies and Target Subsidiaries will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 12.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”.

Section 12.14 Incorporation of Exhibits. Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 12.15 Specific Performance.

(a) Parent and the Sellers agree that irreparable damage would occur to Buyer in the event that any of the provisions of this Agreement or the Ancillary Agreements were not performed by Parent and the Sellers in accordance with their specific terms or were otherwise breached by Parent or the Sellers. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent and/or the Sellers and to enforce specifically the terms and provisions of this Agreement in courts of the State of Delaware sitting in New Castle County and the United States District Court of Delaware, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

(b) Parent and the Sellers shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer and to enforce specifically the terms and provisions of this Agreement in courts of the State of Delaware sitting in New Castle County and the United States District Court of Delaware only to prevent breaches of or enforce compliance with those covenants of Buyer that require Buyer to (x) use its reasonable best efforts to arrange and obtain the Committed Debt Financing pursuant to the Debt Commitment Letters, including, without limitation, the covenants set forth in Section 5.6(a) and (y) effect the Closing pursuant to Section 2.3, if, in the case of this clause (y), the financing provided for in the Debt Commitment Letters (and, if Alternative Financing is being used, pursuant to the Alternative Financing) is available to be drawn down by Buyer pursuant the terms of the applicable agreements but is not so drawn down solely as a result of Buyer refusing to do so in breach of this Agreement. For the avoidance of doubt, whether or not Parent and the Sellers are entitled to seek injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, if the Closing does not occur, in no event will Parent or the Sellers be entitled to monetary damages in excess of $100,000,000 in the aggregate, plus the costs, expenses and interest referred to in Section 11.3, inclusive of the Termination Fee, for losses or damages arising from or in connection with breaches of this Agreement by Buyer or their respective representatives or Affiliates, or arising from any other claim or cause of action under this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RAYTHEON COMPANY

By:	/s/ Jay B. Stephens
Name:	Jay B. Stephens
Title:	Senior Vice President, General Counsel and Secretary

RAYTHEON AIRCRAFT HOLDINGS, INC.

By:
Name:
Title:

RAYTHEON AIRCRAFT SERVICES LIMITED

By:
Name:
Title:

By:
Name:
Title:

HAWKER BEECHCRAFT CORPORATION

By:
Name:
Title:

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RAYTHEON COMPANY

By:
Name:
Title:

RAYTHEON AIRCRAFT HOLDINGS, INC.

By:	/s/ James E. Schuster
Name:
Title:

RAYTHEON AIRCRAFT SERVICES LIMITED

By:
Name:
Title:

By:
Name:
Title:

HAWKER BEECHCRAFT CORPORATION

By:
Name:
Title:

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RAYTHEON COMPANY

By:
Name:
Title:

RAYTHEON AIRCRAFT HOLDINGS, INC.

By:
Name:
Title:

RAYTHEON AIRCRAFT SERVICES LIMITED

By:	/s/ James William Trail
Name:	James William Trail
Title:	Director

By:	/s/ John Alan Reilly
Name:	John Alan Reilly
Title:	Director

HAWKER BEECHCRAFT CORPORATION

By:
Name:
Title:

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RAYTHEON COMPANY

By:
Name:
Title:

RAYTHEON AIRCRAFT HOLDINGS, INC.

By:
Name:
Title:

RAYTHEON AIRCRAFT SERVICES LIMITED

By:
Name:
Title:

By:
Name:
Title:

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Sanjeev K. Mehra
Name:	Sanjeev K. Mehra
Title:	Authorized Signatory

By:	/s/ Nigel Wright
Name:	Nigel Wright
Title:	Authorized Signatory

GREENBULB LIMITED

By:	/s/ Sanjeev K. Mehra
Name:	Sanjeev K. Mehra
Title:

By:	/s/ Nigel Wright
Name:	Nigel Wright
Title: